UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.)

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Nexstar Media Group, Inc.

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2021 Annual Meeting of Stockholders │ Meeting Notice │ Proxy Statement

proxy

YOUR VOTE IS IMPORTANT

NEXSTAR MEDIA GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, June 9, 2021

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Nexstar Media Group, Inc. (the “Annual Meeting”) will be held on Wednesday, June 9, 2021 at 10:00 a.m. Central Daylight Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast.

The Annual Meeting will be held for the following purposes:

1.	To elect directors to serve as Class III directors for a term of three years.
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.
3.	To conduct an advisory vote on the compensation of our Named Executive Officers.
4.	To transact any other business which may properly come before the meeting.

Nexstar Media Group, Inc. is mailing this Proxy Statement and the related proxy on or about May 7, 2021 to its stockholders of record as of the close of business on April 26, 2021. Only stockholders of record at that time are entitled to receive notice of or to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available to stockholders for examination on the date of the Annual Meeting and for 10 days prior thereto. To review the list of stockholders in the ten days prior to the Annual Meeting, please send your request and provide proof of ownership by e-mail to nxst@jcir.com.

In the interest of the health and well-being of our stockholders and employees, and in light of the ongoing Coronavirus Disease (COVID-19) pandemic, Nexstar will hold the Annual Meeting of stockholders via a live audio webcast. Details on how to participate are included in the proxy statement, which accompanies this notice.

Important Notice Regarding the Availability of Proxy Materials for the virtual Annual Meeting to be held on June 9, 2021:

The Proxy Statement and the Company’s 2020 Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/13194/

Your vote is very important. Regardless of whether you plan to attend the virtual Annual Meeting, we encourage you to vote as soon as possible by one of three convenient methods to ensure your shares are represented at the Annual Meeting: accessing the internet site listed on the notice of internet availability of proxy materials or proxy card, calling the toll-free number listed on the notice of internet availability of proxy materials or proxy card, or signing, dating and returning the proxy card in the enclosed postage-paid envelope. Any proxy you give will not be used if you attend the Annual Meeting and cast your vote virtually during the meeting.

By Order of the Board of Directors

/s/ Elizabeth Ryder

Elizabeth Ryder
Secretary

April 28, 2021

PROXY STATEMENT TABLE OF CONTENTS

VOTING MATTERS

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Nexstar Media Group, Inc., a Delaware corporation (“Nexstar,” the “Company,” “our,” “us,” or “we”), of proxies for use at Nexstar’s Annual Meeting of Stockholders to be held, pursuant to the accompanying Notice of Annual Meeting, on Wednesday, June 9, 2021 at 10:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Actions will be taken at the Annual Meeting to (1) elect directors to serve as Class III directors for a term of three years; (2) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021; (3) advise the Board of Directors on the compensation of our Named Executive Officers; and (4) transact any other business which may properly come before the Annual Meeting.

Shares of Nexstar common stock, par value $0.01 (“Common Stock”), represented by a properly executed proxy that are received by Nexstar prior to the Annual Meeting, will, unless revoked, be voted as directed in the proxy. If a proxy is signed and returned, but does not specify how the shares represented by the proxy are to be voted, the proxy will be voted (i) FOR the election of the nominees named therein; (ii) FOR PricewaterhouseCoopers LLP as Nexstar’s independent registered public accounting firm in 2021; (iii) FOR the approval, by non-binding vote, of executive compensation; and (iv) in such manner as the persons named in your proxy card shall decide on any other matters that may properly come before the Annual Meeting.

This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about May 7, 2021.

Voting Securities

Stockholders of record on April 26, 2021 may vote at the Annual Meeting. On that date, there were 42,848,809 shares of Class A Common Stock outstanding and no shares of Class B Common Stock, Class C Common Stock or Preferred Stock outstanding. The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to 10 votes per share. Holders of our Class C Common Stock and Preferred Stock have no voting rights. Under the Company’s By-laws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, represented virtually or by proxy, constitute a quorum. There is no cumulative voting. Abstentions, withhold votes and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of PricewaterhouseCoopers LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors and the approval of executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Attending the 2021 Virtual Annual Meeting

To be admitted to the 2021 virtual Annual Meeting, stockholders of record must use the following link: https://web.lumiagm.com/216457180. Stockholders may log into this virtual meeting platform beginning at 9:30 a.m., Central Daylight Time, on June 9, 2021 using the password nexstar2021. The annual meeting will begin promptly at 10:00 a.m., Central Daylight Time.

A stockholder who wishes to vote and/or submit questions at the virtual Annual Meeting must also enter a control number upon logging in the platform. If the stockholder holds the shares with American Stock Transfer & Trust Company, LLC (“AST”), the control number is in the proxy card. If the stockholder holds the shares in street name through an intermediary, such as bank, broker or other nominee, the stockholder must follow the instructions provided by the bank, broker or other nominee in obtaining a control number from AST. The control number to be provided by AST is a different number than what is shown on the voting instruction form. Before obtaining a control number from AST, the stockholder must first obtain proof of “legal proxy” from the stockholder’s bank, broker or nominee. Obtaining a “legal proxy” may take several days and stockholders are advised to request this document as far in advance as possible. Once the legal proxy is obtained, the stockholders’ bank, broker or other nominee must submit the control number request to AST via e-mail to proxy@astfinancial.com and also provide the legal proxy.

If the stockholder holds the shares with AST, and cannot locate the control number, the stockholder must contact AST’s customer services department at 1-800-937-5449 for domestic callers and 1-718-921-8300 for international callers to obtain the control number at least 48 hours in advance of the meeting date and start time.

We have designed the virtual format of the Annual Meeting to ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we will answer questions submitted during the meeting that are pertinent to the meeting, as time permits, and in accordance with our Annual Meeting Guidelines and Agenda. On the day of and during the meeting, you can view our Annual Meeting Guidelines and Agenda and submit questions by accessing the platform discussed above.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting

The following information can be found at http://www.astproxyportal.com/ast/13194/:

•	Notice of Annual Meeting and Proxy Statement;
•	2020 Annual Report on Form 10-K; and
•	Form of Proxy Card.

Voting Instructions

Stockholders of record may vote:

•	by the internet at http://www.voteproxy.com and following the proxy voting instructions listed on your proxy card;

•	by telephone at 1-800-PROXIES (1-800-776-9437) as directed on the proxy card;

•	by signing, dating and returning the proxy card via mail; or

•	by virtually attending the Annual Meeting and voting.

Each proxy that is properly received by Nexstar prior to the Annual Meeting will, unless validly revoked, be voted in accordance with the instruction given on such proxy. If a stockholder voted by returning the proxy card via mail and no instructions are indicated, the shares represented by such proxy will be voted according to the recommendations of the Board of Directors.

If a stockholder wishes to vote on the day of and during the 2021 virtual Annual Meeting, the stockholder must log in the platform with a control number. Refer to “Attending the 2021 Virtual Annual Meeting” above for more instructions to log in on the virtual Annual Meeting and obtaining a control number. To cast a vote during the Annual Meeting, follow the instructions on the platform for completing an online ballot and submit the completed ballot along with a copy of your legal proxy via email.

You may revoke your proxy and change your vote by:

•	signing and properly submitting another proxy with a later date that is received before the polls close at the Annual Meeting;

•	voting by the internet or telephone on or before 11:59 p.m., Eastern Standard Time, on June 8, 2021;

•	giving written notice of revocation of the stockholder’s proxy to the Company’s Corporate Secretary, prior to the Annual Meeting; or

•	voting virtually at the Annual Meeting.

Votes Necessary to Approve Proposals

•	Proposal 1: Election of Class III Directors

In an uncontested election, each director shall be elected by a majority of the votes cast, and votes may be cast in favor of the nominee, against the nominee or withheld. A majority means that the number of shares voted in favor of a nominee’s election must exceed the number of votes cast against that nominee’s election. Withhold votes and broker non-votes will not affect the outcome of such vote, because withhold votes and broker non-votes are not treated as votes cast.

In a contested election where the number of nominees for director exceeds the number of directors to be elected, each director shall be elected by a plurality of the votes cast, and votes may be cast in favor of the nominee or withheld. A plurality means that the nominee receiving the most votes for election to a director position is elected to that position. Withhold votes and broker non-votes will not affect the outcome of such vote, because withhold votes and broker non-votes are not treated as votes cast.

This election is uncontested.

•	Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

The ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. Votes may be cast for or against such ratification. Stockholders may also abstain from voting. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast and will have no effect on the voting results.

•	Proposal 3: Advisory Vote on the Compensation of our Named Executive Officers

This vote is advisory only and non-binding on the Board of Directors. The Board of Directors will receive the count of votes cast and expects to consider the results of the vote, along with other relevant factors, in its assessment of executive compensation. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast and will have no effect on the voting results.

PROPOSAL 1 – ELECTION OF CLASS III DIRECTORS

Our By-laws provide for a classified Board of Directors, divided into three staggered classes – I, II and III. The terms of office for each of these classes are scheduled to expire on the date of our annual stockholders’ meeting in 2022, 2023 and 2021, respectively. At the Annual Meeting, all of our class III directors are up for election.

The Board of Directors has nominated Messrs. Perry A. Sook, Geoffrey D. Armstrong and Jay M. Grossman as nominees for election as our class III directors. Once elected, each of our class III directors’ terms will expire on the date of our 2024 annual stockholders’ meeting. The persons named in the enclosed proxy will vote to elect as class III directors the nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies therein will vote to elect as Directors the nominees named below.

The Board of Directors recommends a vote FOR the selection of Messrs. Perry A. Sook, Geoffrey D. Armstrong and Jay M. Grossman to the Board of Directors.

Principal Occupation and Business Experience
Perry A. Sook

Mr. Sook has served as the Chairman of Nexstar’s Board of Directors and Chief Executive Officer and as a director since its inception in 1996. He also served as Nexstar’s President from 1996 to September 2020. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group. Mr. Sook currently serves as Chairman Emeritus of the CBS Affiliates Board, Chairman of The Ohio University Foundation Board and a Board Member of BMI, Inc. He is a Board Member of the National Association of Broadcasters, Broadcasters Foundation of America and the Television Bureau of Advertising, where he also previously served as Chairman of the Board of Directors.

Mr. Sook brings to Nexstar’s Board of Directors his demonstrated leadership skills and extensive operating executive experience acquired in several communication and media businesses. He is highly experienced in driving operational excellence, development of innovative technologies and attainment of financial objectives under a variety of economic and competitive conditions.

Geoff D. Armstrong

Mr. Armstrong has served as a director of Nexstar since November 2003. Mr. Armstrong is Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM in July 1999. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer and a director until the company was sold in 1998 to AMFM. Mr. Armstrong has served as a director and the chairman of the audit committee of Urban One (formerly Radio One) since June 2001 and May 2002, respectively until November 2020. Mr. Armstrong has also served on the board of directors of SFXii Entertainment, Capstar Broadcasting Corporation, AMFM and SFX Broadcasting.

Mr. Armstrong brings to Nexstar’s Board of Directors his extensive experience as the Chief Executive Officer of several publicly traded companies in the broadcast and communications industry, as well as a member of the audit committee of several publicly traded companies. His service on the boards of public companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Principal Occupation and Business Experience
Jay M. Grossman

Mr. Grossman has served as a director of Nexstar since 1997 and was its Vice President and Assistant Secretary from 1997 until March 2002. Mr. Grossman serves as Managing Partner and Co-Chief Executive Officer at ABRY Partners, LLC (“ABRY”), which he joined in 1996. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including Hometown Cable, Grande Communications Networks and RCN Telecom Services. Previously, Mr. Grossman served on the board of directors of a wide variety of companies including Atlantic Broadband, Q9 Networks, Sidera Networks, WideOpenWest Holdings, Consolidated Theaters, Country Road Communications, Monitronics International, Caprock Communications, Cyrus One Networks, Executive Health Resources and Hosted Solutions.

Mr. Grossman brings to Nexstar’s Board of Directors his ability to provide the insight and perspectives of a former investment banker at one of the world’s largest investment banks. His prior experience with media and entertainment transactions offers a unique viewpoint as a director. He also oversaw the integration of two middle-market communications companies with differing operations and networks. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on corporate governance, compensation and operating issues facing corporations today.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1997. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the virtual Annual Meeting and will be available to respond to appropriate questions from stockholders.

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2021 is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors is asking stockholders to cast an advisory, non-binding vote to approve the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement. While this vote is non-binding, the Board of Directors values the opinions of Nexstar’s stockholders and expects to consider the outcome of the vote, along with other relevant factors, when making future compensation decisions. Following the results of the shareholder advisory vote on the frequency of executive compensation voting at the 2017 annual meeting, the Company’s Board of Directors has approved the Company holding the stockholder advisory vote on the compensation of the Company’s Named Executive Officers annually until the next vote on the frequency of the advisory vote on executive compensation. The next advisory vote on frequency will occur at our 2023 annual meeting.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the program and compensation awarded to Company executives, adopting changes to the program and awarding compensation as appropriate to reflect Nexstar’s circumstances.

The Board of Directors is asking Nexstar’s stockholders to indicate their support for the compensation of its Named Executive Officers. The Board of Directors believes that the information provided in the Proxy Statement demonstrates that Nexstar’s executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with its stockholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this Proxy Statement.

The Board of Directors believes, based on the analysis and recommendations performed by the Compensation Committee, as discussed in the Compensation Discussion and Analysis section of this Proxy Statement, that it has provided a reasonable compensation structure for the Company’s Named Executive Officers, in order to align their personal interests with that of the Company and to attract and retain their talent. The Board of Directors recommends that the stockholders vote FOR such compensation.

DIRECTORS

The current directors of the Company are:

	Nexstar Position	Class I Directors	Class II Directors	Class III Directors
Perry A. Sook	Chairman and Chief Executive Officer			✔
Geoff Armstrong	Independent Director			✔
Bernadette S. Aulestia	Independent Director	✔
Dennis J. FitzSimons	Independent Director	✔
Jay M. Grossman	Independent Director			✔
C. Thomas McMillen	Independent Director	✔
Lisbeth McNabb	Independent Director	✔
Dennis A. Miller	Independent Director		✔
John R. Muse	Independent Director		✔
I. Martin Pompadur	Independent Director		✔

Perry A. Sook biographical information for Mr. Sook can be found under “Proposal 1 – Election of Class III Directors.”

Geoff Armstrong biographical information for Mr. Armstrong can be found under “Proposal 1 – Election of Class III Directors.”

Bernadette S. Aulestia was appointed a member of the Board of Directors of Nexstar effective in January 2021. From 2015 to 2019 Ms. Aulestia served as President of Global Distribution for Home Box Office, Inc, a subsidiary of WarnerMedia. She led global revenue and operations for one of the world’s most innovative, premium media brands and led HBO’s digital transformation worldwide. She has extensive P&L experience leading high-growth B2B and B2C brands in the media and entertainment vertical. Prior to that and beginning in 2013, Ms. Aulestia was Executive Vice President, Domestic Network & Digital Distribution where she oversaw affiliate sales and subscriber marketing. Prior to that, Ms. Aulestia served as Senior Vice President of HBO’s Digital Distribution Group. Ms. Aulestia also served on the Board of Directors of HBO Latin America Group from 2015 to 2019. Ms. Aulestia previously held roles at Univision Communications and Turner Broadcasting. She started her career at Kidder, Peabody &Co.

She currently serves as an Independent Board Director for Denny’s Corporation (Nasdaq: DENN) where she is a member of the Nominating and Governance Committee and Executive Sponsor of the Diversity, Equity & Inclusion Council. Ms. Aulestia also serves as an Independent Board Director of Candoo Tech, is as a Member of the Board of Directors of Angeles Investors, and is a Trustee of Brown University. She is an NACD Board Leadership Fellow.

Ms. Aulestia brings to Nexstar’s Board of Directors over 20 years of senior leadership experience in the areas of operations, content distribution, strategic planning, digital transformation, and the development of strategic marketing plans for the Hispanic, African-American, and Asian consumer.

Dennis J. FitzSimons was appointed a member of the Board of Directors of Nexstar effective in January 2017. Mr. FitzSimons has served since 2004 as Chairman of the Chicago-based Robert R. McCormick Foundation, a charitable organization with extensive assets. Prior to that, Mr. FitzSimons was the Chief Executive Officer of Tribune Company from 2003 to 2007 and Chairman from 2004 to 2007, stepping down upon completing the sale of the company. Mr. FitzSimons began his 25-year career at Tribune in 1982, spending his first 17 years in the broadcast division in positions of increasing responsibility, including General Manager of WGN-TV, Chicago, and President/Chief Executive Officer of Tribune Broadcasting. He was appointed Executive Vice President of Tribune Company in January 2000, with responsibility for the company's broadcasting, publishing and digital groups, as well as the Chicago Cubs Major League Baseball team. He was elected to the Tribune Company board of directors in 2000 and named President and Chief Operating Officer in July 2001 before becoming CEO in January 2003 and Chairman in January 2004. He started his media career at Grey Advertising in New York.

Mr. FitzSimons is a Trustee of both Northwestern University and Chicago’s Museum of Science and Industry. From 2009 until January 2017, Mr. Fitzsimons served on the board of directors of Media General as Chairman of Media General’s Compensation Committee and a member of the Audit Committee. He also served in the board of directors and was a member of the audit committee and the compensation committee, of Time, Inc. from 2014 until its sale to Meredith Corporation in January 2018. Mr. FitzSimons also chaired the Media Security and Reliability Council for the U.S. Federal Communications Commission from 2002 to 2004 and served as a Director of The Associated Press from 2004 to 2007.

Mr. FitzSimons’ qualifications to serve on Nexstar’s Board of Directors include his extensive experience as the Chief Executive Officer of a publicly traded company in the broadcast industry, as well as a member of the audit committee and compensation committee of several publicly traded companies. His service on the boards of public companies allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Jay M. Grossman biographical information for Mr. Grossman can be found under “Proposal 1 – Election of Class III Directors.”

C. Thomas McMillen has served as a director of Nexstar since July 2014 and is currently a member of the Board’s Nominating and Corporate Governance Committee. Mr. McMillen currently serves as Chief Executive Officer and President of the LEAD1 Association (formerly the DIA Athletic Directors Association) since September 2015. He also serves as a Treasurer of National Fitness Foundation. He has also served on the board of RCS Capital Corporation from May 2013 to May 2016. In January 2016, RCS Capital Corporation filed for Chapter 11 bankruptcy protection in United States Bankruptcy Court for the District of Delaware under a prearranged plan with the consent of the majority of its creditors. Mr. McMillen served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board from August 2005 and served as its President from July 2011 to February 2014. From May 2011 to July 2013, Mr. McMillen served as Chairman of the National Foundation on Fitness, Sports and Nutrition, a Congressionally authorized foundation where he currently serves as Treasurer. From 2010 to 2012, Mr. McMillen was the sole member and manager of NVT License Holdings, LLC (commonly known as New Vision Television), a Delaware limited liability company, which was the indirect parent and controlling entity of several other limited liability companies which held the Federal Communications Commission licenses for eight full power and two low power television stations in eight different television markets. From April 2007 until June 2015, he served on the Board of Regents of the University of Maryland System. From December 2004 until January 2007, Mr. McMillen served as the Chairman of Fortress America Acquisition Corporation (now Fortress International Group, Inc., FIGI.PK), and from January 2007 until August 2009, he served as Vice Chairman and director. From October 2007 until October 2009, Mr. McMillen served as Chairman and Co-Chief Executive Officer of Secure America Acquisition Corporation (now Ultimate Escapes, Inc. OTCBB: ULEIQ.PK), and from October 2009 to December 2010 as a director and from November 2009 to December 2010 as Vice Chairman. Ultimate Escapes, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware in September 2010. From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland. Mr. McMillen received a Bachelor of Science in Chemistry from the University of Maryland and a Bachelor and Master of Arts from Oxford University as a Rhodes Scholar.

Mr. McMillen’s qualifications to serve as a director of Nexstar include his over 28 years of political, business and sports experience and leadership. During his career, he has been an active investor, principal and board member in companies in the cellular, paging, healthcare, motorcycle, environmental technology, broadcasting, real estate and insurance industries.

Lisbeth McNabb has served as a director of Nexstar since May 2006 and serves on the audit committee and was chair of the audit committee through 2020. Ms. McNabb most recently was the Chief Financial Officer and Chief Operating Officer of Linux Foundation from 2018 to 2020, the organization of choice for the world's top developers and companies to build and advance open source technology. Ms. McNabb was interim Chief Financial Officer for Illuminate Education in 2017 and founder of DigiWorksCorp, a Digital and Data Analytics company, for Retail and enterprise companies, where she served as President from 2012 to 2015. Chairman and founder of w2wlink, a professional women’s online membership community, from 2007 to 2015. Ms. McNabb is the former Chief Financial Officer of Match, a global online dating company, where she was employed from 2005 through 2006. Prior to joining Match, Ms. McNabb served as Senior Vice President of Finance and Planning for Sodexo, an on-site food service and facilities management company, from 2000 to 2005. Prior to that, she held innovation, finance, and strategy leadership roles with PepsiCo Frito-Lay, American Airlines, AT&T, and JP Morgan Chase. Ms. McNabb serves on the board of Neogames (Nasdaq: NGMS) in an observer capacity. Subject to approval by the shareholders at the 2021 annual general meeting, Ms. McNabb will become a full voting member of the Board and will serve as chairperson on the Board’s audit committee and a member of its compensation and nominating and corporate governance committees. Previously Ms. McNabb served as a director and chair of the audit committee of Tandy Brands and served on the advisory board of American Airlines, Southern Methodist Cox School of Business, University of Nebraska College of Business, International Women’s Forum, Bay Area, Dallas Chapter of Financial Executives International, Sammons Art Center, 4Word and The Family Place. After Ms. McNabb’s tenure as a director of Tandy Brands in March 2014, Tandy Brands filed for bankruptcy protection in United States Bankruptcy Court for the Northern District of Texas.

Ms. McNabb brings to Nexstar’s Board of Directors her leadership skills in entrepreneurial and executive roles in media, digital and technology companies and extensive strategy, analytics, operations, finance and marketing experience in a wide range of industries and in marketing to women and diversity. In addition to her leadership experience in digital companies, Ms. McNabb also has had financial leadership roles.

Dennis A. Miller has served as a director of Nexstar since February 2014. From 2013 until April 2014, Mr. Miller served as President of Operations for TV Guide Network, a highly distributed entertainment network owned by CBS Corporation and Lionsgate Entertainment Corporation. From 2011 to 2013, Mr. Miller was working as an independent consultant to MediaLink and Lionsgate. From 2005 to 2011, Mr. Miller was a General Partner at Spark Capital, a venture fund with an investment focus on the conflux of the media, entertainment and technology industries. Prior to joining Spark Capital, Mr. Miller served as Managing Director for Constellation Ventures, the venture arm of Bear Stearns. His portfolio of investments included CSTV (sold to CBS), TVONE (sold to Comcast and Radio One), Capital IQ (sold to McGraw Hill) and K12, which went public in 2007. Before focusing on venture capital investing, Mr. Miller served as Executive Vice President of Lionsgate, a global entertainment company with motion picture, television, home entertainment and digital media operations, which he joined in 1998. From 1995 to 1998, Mr. Miller was the Executive Vice President of Sony Pictures Entertainment, a global motion picture, television and entertainment production and distribution company. He was Executive Vice President of Turner Network Television from 1991 to 1995, during the cable channel’s early inception. Mr. Miller began his career as an attorney with Manatt, Phelps, Rothenberg and Phillips in Los Angeles. He holds a Juris Doctorate from Boalt Law School and a B.A. in political science from the University of California at San Diego. Mr. Miller currently serves as Chairman of Industrial Media.

Mr. Miller brings to Nexstar’s Board of Directors his over 25 years of knowledge and experience in numerous early-stage and established media, entertainment and technology companies.

John R. Muse was appointed a member of the Board of Directors of Nexstar effective January 2017. From 2014 until January 2017, Mr. Muse served on the board of directors of Media General, Inc. (“Media General”). He has over 25 years of experience in private equity and is currently the chair of Lucchese, Inc. and Free Flow Wines, a leading packaging and logistics company serving the wine on tap segment. He is also on the board of directors of CSM Bakery Solutions (private). His philanthropic interests in education, community and human services have inspired him to serve on the Board of Visitors for the UCLA Anderson School of Management. He previously served on the board of directors of Dean Foods (public) until October 2020 and Board of Visitors of the Klyde Warren Park Board. Mr. Muse received his B.S. in Engineering Management from the United States Air Force Academy and his M.B.A. from the University of California, Los Angeles.

Mr. Muse brings to Nexstar’s Board of Directors his leadership skills in entrepreneurial and executive roles in a wide range of industries. Mr. Muse has also had financial leadership roles.

I. Martin Pompadur has served as a director of Nexstar since November 2003. In June of 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. In January 2000, Mr. Pompadur was appointed Chairman of News Corp Europe. Mr. Pompadur resigned from News Corporation in November 2008. Mr. Pompadur served as Global Vice Chairman, Media and Entertainment at Macquarie Capital from 2009 to 2016. Prior to joining News Corporation, Mr. Pompadur was President of RP Media Management and held executive positions at several other media companies. Mr. Pompadur currently serves as the Chairman of Metan Global Entertainment and also serves on the board of directors of Chicken Soup for the Soul Entertainment, Golden Falcon Acquisition Corp., Troika Media Group and RP Coffee Ventures. Previously, Mr. Pompadur served on the boards of IMAX Corporation, ABC, Inc., Ziff Corporation, News Corporation Europe, Sky Italia, News Out of Home, Balkan Bulgarian, BSkyB, Metromedia International Group, Elong, Seatwave Limited, Linkshare Corporation and Truli Media Group.

Mr. Pompadur brings to Nexstar’s Board of Directors his ability to offer a broad international perspective on issues considered by Nexstar’s Board of Directors and his extensive expertise in the media industry.

Board of Directors Matrix

The following matrix provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business and industry. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

Sook Armstrong Aulestia FitzSimons Grossman McMillen McNabb Miller Muse Pompadur Knowledge, Skills and Experience Public Company Board Experience Financial/Capital Market Risk Management Accounting Corporate Governance/Ethics Legal/Regulatory Human Resources/Compensation Executive Experience Operations Experience Brand Marketing Strategic Planning/Oversight Digital/Technology Mergers and Acquisitions Media/Broadcast Academic/Education Demographics Race/Ethnicity African American Asian/Pacific Islander White/Caucasian Hispanic/Latino Native American Gender Male Female Board Tenure Years of Service Age 25 17 (1) 4 24 6 15 7 4 17 63 63 48 70 61 68 60 63 70 85

________________

(1)	Ms. Aulestia was appointed as a member of the Board of Directors and Compensation Committee on January 27, 2021.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors currently has three standing committees with the following members:

	Compensation	Audit	Nominating and Corporate Governance
Geoff Armstrong (1)		Chairperson
Bernadette S. Aulestia (2)	✔
Dennis J. FitzSimons		✔
Jay Grossman	✔
C. Thomas McMillen			✔
Lisbeth McNabb		✔
Dennis A. Miller (3)	Chairperson
John R. Muse			✔
I. Martin Pompadur			Chairperson

________________

(1)	Appointed as Chairperson of the Audit Committee on October 21, 2020 succeeding Lisbeth McNabb. Ms. McNabb remains a member of the Audit Committee.
(2)	Appointed as a member of the Board of Directors and Compensation Committee on January 27, 2021.
(3)	Appointed as Chairperson of the Compensation Committee on October 21, 2020 succeeding Geoff Armstrong. Mr. Armstrong resigned from the Compensation Committee on January 27, 2021.

Compensation Committee

The purpose of the Compensation Committee is to establish compensation policies for Directors and executive officers of Nexstar, approve employment agreements with executive officers of Nexstar, administer Nexstar’s stock option plans and approve grants under the plans and make recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee makes decisions about the compensation of the Chief Executive Officer and has the authority to review and approve the compensation for the Company’s other executive officers. The primary objectives of the Compensation Committee in determining total compensation (both salary and incentives) of the Company’s executive officers, including the Chief Executive Officer, are (i) to enable the Company to attract and retain highly qualified executives by providing total compensation opportunities with a combination of elements which are at or above competitive opportunities, (ii) to tie executive compensation to the Company’s general performance and specific attainment of long-term strategic goals, and (iii) to provide long-term incentives for future performance that aligns stockholder interests and executive rewards.

The Compensation Committee telephonically met twice during 2020. The Compensation Committee also passed a number of resolutions in lieu of holding meetings with the Committee during 2020. In addition, succession planning and other committee items were discussed as part of full board executive sessions. The Compensation Committee operates under a written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. The information contained on or accessible through our web site does not constitute a part of this Proxy Statement. All three members of the Compensation Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. For more information regarding the Compensation Committee, please refer to the “Compensation Committee Report” in this Proxy Statement.

Audit Committee

The purpose of the Audit Committee is to oversee the quality and integrity of Nexstar’s accounting, internal auditing and financial reporting practices, to perform such other duties as may be required by the Board of Directors, and to oversee Nexstar’s relationship with its independent registered public accounting firm. The Audit Committee met five times during 2020. The members of the Audit Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Board of Directors has determined that Mr. Geoff Armstrong, who was appointed as Chair of the Audit Committee effective October 20, 2020, succeeding Ms. Lisbeth McNabb, is an “audit committee financial expert” in accordance with the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The Audit Committee operates under a written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. The information contained on or accessible through our web site does not constitute a part of this Proxy Statement. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” in this Proxy Statement.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to serve on Nexstar’s Board of Directors, recommend persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, recommend nominees for any committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles applicable to Nexstar and to oversee the evaluation of the Board of Directors and its committees. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. The information contained on or accessible through our web site does not constitute a part of this Proxy Statement. All three members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Nominating and Corporate Governance Committee met once during 2020 because all material committee issues were discussed by the full Board of Directors during executive sessions. Our Nominating and Corporate Governance Committee will consider stockholder nominees for the Board of Directors (see “Stockholder Proposals for the 2022 Annual Meeting” under “Other Information” in this Proxy Statement).

Additional Information Concerning the Board of Directors

During 2020, the full Board of Directors met four times. As summarized in the table below, each incumbent director attended 100% of the total number of meetings of the Company’s Board of Directors and committees of the Board of Directors on which they serve.

	Meetings Attended
				Nominating and
		Compensation	Audit	Corporate Governance		Overall
	Full Board	Committee(1)	Committee(2)	Committee(3)	Total	Attendance
Perry A. Sook	4				4	100%
Geoff Armstrong	4	2	5		11	100%
Jay M. Grossman	4	2			6	100%
Dennis A. Miller	4	2			6	100%
John R. Muse	4			1	5	100%
I. Martin Pompadur	4			1	5	100%
Dennis J. FitzSimons	4		5		9	100%
C. Thomas McMillen	4			1	5	100%
Lisbeth McNabb	4		5		9	100%

(1)	The Compensation Committee met twice during 2020.
(2)	The Audit Committee met five times during 2020.
(3)	The Nominating and Corporate Governance Committee met once during 2020 but its functions were performed through written consents in lieu of a meeting or meetings held by the full Board of Directors.

The Board of Directors has not adopted a formal policy with regard to director attendance at the annual meeting of stockholders because fewer than ten non-management stockholders attended our 2020 Annual Meeting of Stockholders in virtual-only format. Mr. Sook attended and presided over the 2020 virtual Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee determines the minimum qualifications that Director nominees must possess based on the composition, size and needs of the Board of Directors. The Nominating and Corporate Governance Committee also determines the qualifications and skills required to fill a vacancy or a newly created directorship to complement the existing qualifications and skills, as a vacancy or need for a new directorship arises. The nomination procedures include the review of stockholder nominations for candidacy to the Board of Directors, review of succession planning with the Compensation Committee, review of the desirability of term limits of the Board of Directors and establishment of guidelines for removal of directors. If it is determined that an additional nominating policy would be beneficial to Nexstar, the Board of Directors may in the future adopt an additional nominating policy.

There is no formal policy governing how diversity is considered in the makeup of the Board and the selection of its members. The Nominating and Corporate Governance Committee defines Board diversity broadly to mean that the Board is comprised of individuals with a variety of perspectives, industry experience, personal and professional backgrounds, skills and qualifications. When nominating a Board member, the Nominating and Corporate Governance Committee examines the diversity of the overall board and strives to maintain an appropriate level of diversity (as set forth above) with the addition of each new nominee.

Under the rules and regulations of the NASDAQ Stock Market, we are required to maintain a majority of independent Directors on the Board of Directors and to have the compensation of our executive officers and the nomination of Directors be determined by independent Directors. Our Board of Directors meets these standards.

2021 Stockholder Outreach

In the first quarter of 2021, members of senior management, with support from third party consultants (JCIR and Innisfree), contacted the Company’s top 29 non-affiliated stockholders to offer them an opportunity to provide feedback regarding the Company’s recent and ongoing corporate governance, social responsibility and environmental initiatives (hereinafter collectively referred to as “ESG”) as well as any other issues important to shareholders. These stockholders control approximately 67% of the voting shares of Nexstar as of December 31, 2020. Of the 29 stockholders, conference calls were conducted with 20 stockholders who collectively held approximately 48% of the Company’s voting shares. The remaining nine stockholders, who collectively held approximately 19% of the Company’s voting shares, either did not require ESG calls, did not respond to our invitations for an ESG call or do not engage with company management about ESG matters. In these stockholder engagement efforts, we attempted to reach individuals responsible for executive pay and governance-related decisions within each investor organization. Our President, Chief Operating Officer and Chief Financial Officer and Executive Vice President, General Counsel and Secretary participated in these conference calls and discussed matters on ESG and executive compensation. The Chairman of the Company’s Compensation Committee participated on calls with nine of the Company’s thirteen largest institutional investors.

The majority of the investors commented positively on the opportunity to furnish input on ESG, compensation related issues and other items of importance to them. Common themes expressed by the surveyed stockholders were an appreciation for the work of the Company’s executives related to M&A and capital allocation, operating performance of the Company and the returns generated for stockholders. The investors also provided positive feedback on our commitment to good governance, including our move from plurality voting to majority voting, the removal of automatic pay increases in compensation of our NEOs for new employment contracts, the addition of a new independent director who adds media and media distribution expertise to the Board as well as gender and ethnic diversity, our disclosures of human capital management and our Chief Executive Officer’s alignment with our stockholders (Mr. Sook is the fourth largest stockholder, inclusive of Class A Common Stock and outstanding stock options).

Below is a summary of the recurring recommendations we received through our 2021 outreach involving ESG and our responses:

What We Heard from Stockholders During our 2021 Outreach	Our perspective / How We Responded
Appointment of a lead independent director; separation of CEO and Chairman roles

•     All members of our Board work well together and each member effectively interacts directly with our CEO and our management.

•     The Board's view is that a lead independent director would diminish the varying inputs that each director brings to the overall Board.

•     Our CEO is the fourth largest stockholder of the Company and his interests are aligned with our stockholders.

•     Senior management succession planning is in progress which will provide an opportunity to consider the separation of CEO and Chairman roles in the next several years.

Declassification, diversification, and refreshment of the Board

•     We recently engaged in an extensive search to help bring in the right skill set, inclusion and diversity to our Board. In January 2021, we expanded our Board to 10 members with the addition of Ms. Aulestia, who adds media and media distribution expertise to the Board as well as gender and ethnic diversity.

•     In October 2020, we rotated chairs of the Compensation and Audit Committees.

•     Our Board will also go through a refreshment process over the next several years which will provide an opportunity to consider declassification, as well as increase the diversity of our Board composition in terms of age, gender, and ethnicity.

Company should adopt an ESG framework guided by established sustainability standards and expand disclosures of ESG matters in the proxy statement

•     We are in process of adopting an ESG framework and reporting using the Sustainability Accounting Standards Board (“SASB”) as our baseline to establish performance criteria that are material to us and that support our long-term strategy.

•     We have expanded our “Corporate Social Responsibility" disclosures below for new and ongoing initiatives.

•     We have expanded our disclosures of our Board’s skills, experiences, and attributes, including diversity, in the “Board of Directors Matrix” section above.

Expand disclosures on performance-based compensation metrics in the proxy statement

We have expanded our disclosures around performance-based compensation metrics in sections “Annual Cash Bonuses,” “Stock-Based Long-Term Incentive Compensation,” “2020 GRANTS OF PLAN-BASED AWARDS,” “2020 OUTSTANDING EQUITY AWARDS AT YEAR-END” and “2020 OPTION EXERCISES AND VESTED STOCK AWARDS” below.

Board of Directors Leadership Structure

The Board of Directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees comprised of independent Directors. The Board of Directors believes that Mr. Sook’s service in this combined role is in the best interest of both the Company and its stockholders. Mr. Sook has a vast knowledge of television broadcasting and is seen as a leader in this industry. He understands the issues facing the Company and serving in this dual role he is able to effectively focus the Board of Director’s attention on these matters. In his combined capacity, he can speak clearly with one voice in addressing the Company’s various stakeholders such as customers, suppliers, employees and the investing public.

The Board of Directors has voted not to designate one of the independent Directors as a “lead independent director” because each independent Director is fully and effectively involved in the activities and issues relevant to the Board of Directors and its committees. The independent directors do not wish to place one individual between themselves and the Chairman/CEO and other management as they believe this will diminish their active engagement. The independent Directors have repeatedly demonstrated the ability to exercise their fiduciary responsibilities in deliberating issues before the Board of Directors and making independent decisions. Under NASDAQ Listing Standards, our independent Directors are Messrs. Armstrong, Grossman, Pompadur, Miller, Muse, FitzSimons and McMillen and Mses. Aulestia and McNabb.

Risk Oversight

The Board of Directors plays a vital role in managing the risks facing our Company. Through the Audit Committee, the Board of Directors manages potential accounting risk through oversight of disclosure controls and controls surrounding financial reporting. Senior financial executives report to the Audit Committee at each committee meeting on significant financial and accounting matters. In addition, the Audit Committee, in conjunction with senior management, manage the Company’s cyber-security and data risks (including privacy and storage risks). Through the Compensation Committee, the Board of Directors manages potential risks associated with our compensation programs by ensuring that they are not structured in a way that encourages executives to take unacceptable risks. The Board of Directors is involved in managing operational risk through Enterprise Risk Management via quarterly reporting from various departments and disciplines within Company management, the evaluation of potential station or other business acquisitions and significant agreements at Board of Directors meetings and in between meetings, as needed. The Board of Directors confers with our general counsel and outside legal counsel, when necessary, in overseeing legal and regulatory risks.

The Company uses computers in substantially all aspects of its business operations. Its revenues are increasingly dependent on digital products. Such use exposes the Company to potential cyber incidents resulting from deliberate attacks or unintentional events. It is not uncommon for a company such as ours to be subjected to continuous attempted cyber-attacks or other malicious efforts to cause a cyber incident. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data or causing operational disruption. The changes in our work environment as a result of the COVID-19 pandemic could also impact the security of our systems, as well as our ability to protect against attacks and detect and respond to them quickly. The rapid adoption of some third-party services designed to enable the transition to a remote workforce also may introduce security risk that is not fully mitigated prior to the use of these services. We may also be subject to increased cyber-attacks, such as phishing attacks by threat actors using the attention placed on the pandemic as a method for targeting our personnel. The results of these incidents could include, but are not limited to, business interruption, disclosure of nonpublic information, decreased advertising revenues, misstated financial data, liability for stolen assets or information, increased cybersecurity protection costs, litigation and reputational damage adversely affecting customer or investor confidence. The Company’s Cybersecurity Committee helps mitigate cybersecurity risks. The role of the committee is to oversee cyber risk assessments, monitor applicable key risk indicators, review cybersecurity training procedures, establish cybersecurity policies and procedures, and to invest in and implement enhancements to the Company’s cybersecurity infrastructure. Investments over the past year included enhancements to monitoring systems, firewalls, and intrusion detection systems.

Corporate Social Responsibility

Nexstar strives to make a positive impact on our stakeholders, the environment, and our communities. We recognize that behaving ethically and responsibly as a company, an employer, and a business partner is fundamental to our long-term success. Since 1958, the Nexstar Media Charitable Foundation and its predecessors have contributed to and worked with public charities and non-profit organizations to improve the local communities in which we operate. A link to the Charity’s activities can be found at https://www.nexstar.tv/our-foundation/. We also seek to further enhance the Company’s efforts on environmental, social and governance issues in a manner that is consistent with our commitment to ensuring long-term sustainable shareholder value and delivering exceptional service to our communities.

Our Board of Directors, through its Committees, evaluates and oversees risk areas related to ESG. This includes the Company’s overall Corporate Social Responsibility reporting as well as development of policies and programs needed to achieve short-term and long-term objectives. In 2020 and 2021, the Company pursued various new and ongoing initiatives related to community involvement, human capital management, including its launch of Diversity & Inclusion Council and Mentorship Program, as well as efforts to reduce energy consumption. To further demonstrate our commitment to continuously improve our disclosures surrounding sustainability, we are formalizing our current best practices that are not yet written into policies and Company standards. We are also making progress towards more robust sustainability reporting that aligns our material areas of focus and our long-term strategy with an external framework. We are looking into the Sustainability Accounting Standards Board (“SASB”) as our baseline to establish our performance criteria, measure our progress and identify areas where improvements are needed.

As of April 28, 2021, the Board adopted the following statement, which will be updated in the future as new policies are implemented:

From our founding, Nexstar’s mission has been to provide trustworthy, unbiased journalism while upholding the principles of localism and diversity. Our television stations have been, are and will remain local service businesses dedicated to enriching our communities through multiple platforms of news and entertainment, successful marketing solutions and most importantly through active engagement, sponsorship and community participation.

We have adopted practices in our ordinary course of business in support of our accountability in social, economic and environmental areas. Indeed, we strive for excellence in all endeavors while actively seeking to enhance our operations in ways that benefit society. The following is a summary of our practices in these areas.

Community Involvement

We embrace the communities in which we operate and pride ourselves on our community engagement which runs long and deep.

•	Every station is tasked with serving its local community through service on non-profit boards, sponsorship of community organizations, promotion of giving and in many other ways.
•

In 2016, Nexstar implemented its Founder’s Day of Caring, which occurs each year on the date of the company’s founding, where station staff members receive paid time off for volunteer work in their communities. The choice of which organizations to support are made at the local level, and cover a wide range of organizations. (For past Founder’s Day partners, please see https://www.nexstar.tv/foundersday/). In 2019, our Founder’s Day initiatives provided over 14,800 hours of service in one day to the company’s communities.

•

Established in 1958, the Nexstar Charitable Foundation awards approximately $350,000 in grants each year to charitable and non-profit organizations serving the communities in which we operate. Information on specific grants can be found here – https://www.nexstar.tv/our-foundation/.

•

Our stations partner with the Red Cross to solicit donations to assist victims affected by natural disasters in the communities we serve. In 2020, Nexstar’s television stations raised more than $50,000 for the Red Cross to help individuals impacted by hurricanes, tornadoes, and wildfires. Donations can be made via Nexstar’s Red Cross website: https://www.redcross.org/donate/cm/nexstar-pub.html/.

•

Now moving into its third year, “Remarkable Women” celebrates local women who inspire, lead, and pave the way for other women to succeed. Based on nominations from the public with universally selected criteria, each of Nexstar’s 116 markets selected four local women for consideration. The pool of entries was then narrowed to one finalist per market. The winner, Fonda Bryant, from Charlotte, North Carolina, was announced during an hour-long special program aired nationally on NewsNation and in each of Nexstar’s markets (watch video https://www.youtube.com/watch?app=desktop&v=N5hb3fs299o). Ms. Bryant, who has been very active in the fight against suicide prevention, asked that her $5,000 charitable contribution from Nexstar be divided between three organizations, including Wellness Action Recovery, The National Alliance on Mental Illness, and the American Foundation for Suicide Prevention.

•

In January 2021, Nexstar announced a comprehensive multi-year partnership with Feeding America®, the nation’s largest domestic hunger relief organization. Nexstar has committed to donate $2 million in television air-time and financial support to the organization over the next three years. Nexstar employees are also encouraged to volunteer their time and effort to assist Feeding America in fulfilling its mission. In addition, the Nexstar Charitable Foundation will donate $50,000 annually through 2023 to support the organization; the first donation was made in December 2020.

Journalistic Integrity

In the era of “fake news,” our journalists pride themselves on providing their communities with relevant, factual and unbiased information; if our viewers have a reason to doubt our credibility, they will go elsewhere.

•

We maintain high journalistic standards and integrity to provide fair and accurate reporting, including an emphasis on reliable sources, accurately quoting official sources and documents, and seeking both sides of a story. In addition, our ethical principles do not change across our different platforms and media.

•

Our award-winning journalism brings to light authentically local stories with a focus on issues and abuses in the local community. Our job is to be accurate and thorough to permit our viewers to be informed on issues of importance.

•

We annually produce for broadcast company-wide the following special programs Hispanic Heritage, Veterans Voices, Black History Month and Remarkable Women in support of these groups. Our stations also produce numerous other Town Halls and local specials on significant local matters.

•

In September 2020, Nexstar launched NewsNation on WGN America, a daily 3-hour primetime news program focused on providing our viewers relevant, factual and unbiased information from around the country.

•

During 2020, the Company’s stations produced 117 debates for federal, state and local candidates, including 12 U.S. Senate debates, 39 U.S. House debates, 4 gubernatorial debates, 26 state legislature debates, 12 other state office debates, and 24 debates for local races and issues.

Human Resource Management

Our guiding principle is to foster work environments that provide personal pride through job satisfaction and a balanced life.

•

We strive to treat our employees fairly and ethically; encouraging every individual’s contributions and personal growth. In 2019, Nexstar established a company-wide minimum wage above federal and state requirements and, in 2020, offered its commission-oriented employees salary protections during the ongoing health crisis.

•

We value diversity and have made a commitment to creating a diverse, innovative and creative workforce to power our stations. In 2020, Nexstar launched its Diversity & Inclusion Council with a focus on increasing gender and racial diversity at all levels of the company. As its first initiative, the Council established six new employee resource groups to bring together employees who share similar cultures, backgrounds, and/or interests, as well as employees who wish to provide support to that group. Future initiatives will focus on personal growth, establishment of accountability metrics and best practices to achieve diversity targets. The Company also offers anti-harassment, diversity and bias training beyond that required by law.

•

Developed by the Nexstar Diversity & Inclusion Council, the Nexstar Mentorship Program is a 12-month professional development opportunity open to all Nexstar employees with at least one year of tenure. The Company launched its pilot program in 2020 with 17 mentee participants, with the first full-year program launching on March 24, 2021. The Nexstar Mentorship Program will assist underrepresented employees in overcoming challenges in the workplace with inclusion and career development skills. Before implementing the 2020 pilot program, the Council studied the impact of various initiatives on diversity and inclusion efforts and determined that mentoring initiatives, in comparison to other programs such as mandatory diversity training, grievance systems, and employee affinity groups, have a proven record of increasing minority representation among managers in the workplace. Our Program has been designed to support Nexstar’s goals of (i) creating a more diverse mid-level and senior management team, (ii) growing the Company’s leaders of tomorrow, and (iii) motivating our employees to remain with the Company.

The Nexstar Mentorship Program pairs seasoned leaders across the company (the mentors) with less experienced employees (the mentees) to help them develop specific skill sets and knowledge to enhance the mentee’s personal and professional growth. Mentees are connected with a mentor who will offer insight and advice to help the mentee navigate the next stage of his or her career. Mentors have the satisfaction of shaping future managers, refining their own leadership skills, and expanding their network of employee connections.

The Program is administered by Nexstar’s Training & Development Team (which is a subset of the HR leadership team) and includes specific topics for each mentor/mentee pair to work through each month. Mentees are assisted in a variety of areas of professional development, including goal setting, project planning, team building, time management, and understanding failure and success. Mentors are provided with guidance on how to be an effective mentor.

Upon completion of the Nexstar Mentorship Program, each participant is given a certificate of graduation.

•

We seek to foster our employees’ well-being through safe work environments, open communications, company sponsored employee assistance programs, financial support to employees in times of natural disaster (e.g., hurricanes and tornados), and encouragement to participate in health initiatives.

•	Nexstar employees experienced no lay-offs, furloughs, or pay-cuts during the 2020 COVID-19 pandemic.

Consumer Privacy

We respect our audience and customers by utilizing industry best practices to protect consumer privacy and personally identifiable information.

•	We restrict all first party collected data from the sale to third parties.
•

In the company’s linear television operations, there is minimal consumer risk because the audience data is considered industry standardized and accepted research and such advertising remains non-targeted and broadcast across the spectrum of the broadcast signal.

•

The company’s digital operations are focused on the safety and security of the customer and consumer data, and providing its consumers and advertising clients with transparency and control over their data by providing a transparent privacy policy with specific detail on how it collects, shares and uses customer data. For example, the company gives consumers information on their rights concerning their data such as how they can delete their cookies and or opt-out of interest-based advertising, as well as ways to contact the Company with questions or concerns in compliance with privacy laws.

Environmental Improvements

Although Nexstar does not have a large carbon footprint, the company is committed to operating in an ecologically friendly manner.

•

Our efforts to reduce our energy consumption include small acts such as the installation of lighting that registers a person’s presence in the room and ensuring our facilities are committed to recycling.

•	Larger actions have been multi-year in the making.
o

The company has spent the last ten years replacing expensive, power consuming incandescent studio lighting with lower power fluorescent lighting, and now LED lighting fixtures. The company anticipates completing its conversion to 100% LED lighting in the next three years.

o

As part of its actions related to the FCC’s broadcast incentive auction, the company has installed new, energy efficient transmission equipment at over half of its stations. These equipment improvements are anticipated to save in excess of 15 million kilowatt hours per year in energy costs. Additional stations will convert to more efficient transmission equipment in connection with their transition to the ATSC 3.0 transmission standard

Workforce Diversity and Inclusion

We strive to foster a culture of diversity and inclusion, so all of our employees feel respected and none of them feels discriminated against. In 2020, we launched our Diversity and Inclusion Council, a working committee dedicated to creating a path toward a more diverse and inclusive workplace, where diverse talent can flourish and build a career. The Council is comprised of ten members from throughout the Company, with membership changing periodically. In 2020, the Council, initiated our Employee Resource Groups and established a model mentorship program that rolled out Company-wide in 2021. We value diversity at all levels and continue to focus on extending our diversity and inclusion initiatives across our entire workforce. We believe a diverse workforce fosters innovation and cultivates an environment of unique perspectives. As of September 1, 2020, approximately 41% and 21% of our employees and our management, respectively, were women; and approximately 24% and 12% of our employees and our management, respectively, were racially/ethnically diverse. In order to ensure accountability in making progress in our diversity goals, a portion of our managers’ bonuses are tied to diversity metrics in their markets. In addition, we have implemented Employee Resource Groups in the categories of Latinx, Women, African American, Veterans and LGBTQ+. These groups are designed to bring together employees who share similar cultures, backgrounds, and/or interests, as well as those employees who wish to provide support to that group.

Our most recent census of 12,276 total employees, including 155 management employees as of September 1, 2020, reflect the following demographics. We also have included the national averages sourced from the United States Census Bureau population dated July 1, 2019 for comparison purposes.

Safety and COVID-19 Response

We value our employees and are committed to providing a safe and healthy workplace. All employees are required to comply with our safety rules and are expected to actively contribute to making our company a safer place to work. In response to COVID-19, we implemented remote working for many of our employees. Our work locations developed and implemented their own plans for staffing during the pandemic, with a focus on reducing headcounts within our facilities to reduce the risk for those employees whose job functions could not be performed remotely, and in compliance with applicable state and local safety requirements and protocols. Currently, a majority of our workforce have returned to working in a facility under strong safety protocols. In allowing additional employees to return to our facilities, we considered and continue to consider guidance from the Centers for Disease Control, other health organizations, federal, state and local governmental authorities, and our customers, among others. We have taken, and continue to take, robust actions to help protect the health, safety and well-being of our employees, to support our suppliers and local communities, and to continue to serve our customers.

Code of Ethics and Anti-Corruption Policy

The Board of Directors adopted a Code of Ethics that applies to our executive officers and Directors, and persons performing similar functions. The Code of Ethics promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, promotes full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by Nexstar, and promotes compliance with all applicable rules and regulations that apply to Nexstar and its officers and directors. The Code of Ethics was filed as an exhibit to Nexstar’s Annual Report for the year ended December 31, 2003 on Form 10-K filed with the SEC on March 31, 2004, which is incorporated by reference into Nexstar’s Annual Report for the year ended December 31, 2020 on Form 10-K filed with the SEC on March 1, 2021. In October 2017, we adopted an Anti-Corruption Policy, which supplements our Code of Ethics and provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws.

Compensation Committee Interlocks and Insider Participation

Each of Geoff Armstrong, Jay M. Grossman and Dennis A. Miller served on the Compensation Committee during 2020. On January 27, 2021, we announced the appointment of Bernadette S. Aulestia as a member of the Board and Compensation Committee; Mr. Armstrong resigned from the Committee on that date. None of our Directors or executive officers serves, and we anticipate that no member of the Board of Directors or executive officers will serve, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Board of Directors. On October 21, 2020, Dennis A. Miller was appointed as Chairperson of the Compensation Committee succeeding Geoff Armstrong. Jay M. Grossman, who is currently a member of our Compensation Committee, was formerly our Vice President and Assistant Secretary from 1997 until March 2002.

Policy on Insider Trading

In October 2017, our Board of Directors adopted an updated insider trading policy. Our insider trading policy, among other things, prohibits directors, officers and employees from trading or causing trading in the Company’s securities while in possession of material non-public information, subject to certain exceptions.

The insider trading policy prohibits directors, executive officers, employees in the accounting/finance department with a title of at least vice president, employees in the investor relations department that assist with the preparation of earnings releases, and members of the Disclosure Committee (collectively, “Covered Persons”) and their spouse and minor children, other persons living in their household and entities over which they exercises control from engaging in the following transactions: (i) the sale of any Company securities of the same class for at least six months after the purchase of such securities, (ii) short selling the Company’s securities, (iii) buying or selling puts or calls or other derivative securities on the Company’s securities, (iv) holding Company securities in margin accounts or pledging Company securities as collateral for a loan and (v) hedging or monetization transactions or similar arrangements with respect to Company securities, in each case, without prior consent of the Company’s General Counsel or Chief Financial Officer. There are no hedging transactions that are specifically permitted.

Stock Ownership Guidelines

Effective January 1, 2018, our Board of Directors adopted stock ownership guidelines for non-employee directors, Named Executive Officers and all other senior executives. Under this policy, (i) our Chief Executive Officer is required to own a sufficient amount of the Company’s common stock such that its value is 10 times his annual base salary, (ii) each of our other Named Executive Officers and other senior executives is required to own a sufficient amount of the Company’s common stock such that its value is two times of each of their annual base salary, and (iii) each of our non-employee directors is required to own a sufficient amount of the Company’s common stock such that its value is three times of each of their annual base retainer. Because share prices fluctuate over time, the covered person’s salary or retainer will be divided by the highest share price over the prior 24-month period. Performance-based and time-based restricted stock units (whether vested or unvested) are counted for purposes of meeting the ownership guidelines. Stock options (whether vested or not) are not counted in the ownership calculation. The initial evaluation of compliance will be on the later of (i) January 15, 2023 for shares owned as of December 31, 2022 or (ii) the first January after such officer or director has been an officer or director for five (5) years. Thereafter, the compliance will be evaluated once per year for shares owned as of December 31 of the preceding year. The stock ownership guidelines were established to promote a long-term perspective in managing the Company, and to help align the interests of our shareholders, executives and directors.

COMPENSATION OF DIRECTORS

Overview of Compensation and Procedures

Nexstar employees do not receive additional compensation for their services as Directors. Accordingly, Mr. Sook serves on the Board of Directors without additional compensation. In 2020, each non-employee director received compensation of $80,000 for their services as a director. Each non-employee director also received compensation of $15,000, $10,000 and $10,000 for service in the Audit, Compensation and Nominating and Corporate Governance Committee, respectively. The chairs of each of Audit, Compensation and Nominating and Corporate Governance Committee Chairman received additional compensation of $12,500, $10,000 and $7,500, respectively. Non-employee directors no longer receive payments for their attendance at Board or Committee meetings. However, we continue to reimburse our directors for business related travel expenses.

2020 DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning compensation to each of our Directors (excluding the Chief Executive Officer disclosed in the Summary Compensation Table) during the year ended December 31, 2020:

	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards(1) ($)	Total ($)
Geoff Armstrong	$115,000	$—	$132,497	$247,497
Dennis J. FitzSimons	95,000	—	$132,497	227,497
Jay M. Grossman	90,000	—	$132,497	222,497
C. Thomas McMillen	90,000	—	$132,497	222,497
Lisbeth McNabb	107,500	—	$132,497	239,997
Dennis A. Miller	90,000	—	$132,497	222,497
John R. Muse	90,000	—	$132,497	222,497
I. Martin Pompadur	97,500	—	$132,497	229,997

(1)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification Topic 718. See the Notes to the Company’s Consolidated Financial Statements in our 2020 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

The aggregate option awards outstanding and unvested stock awards for each director as of December 31, 2020 were as follows (in shares):

	Option Awards Outstanding		Unvested
	Vested	Unvested	Stock Awards
Geoff Armstrong	—	—	5,500
Dennis J. FitzSimons	—	—	5,500
Jay M. Grossman	20,000	—	5,500
C. Thomas McMillen	10,000	—	5,500
Lisbeth McNabb	15,000	—	5,500
Dennis A. Miller	10,000	—	5,500
John R. Muse	21,578	—	5,500
I. Martin Pompadur	20,000	—	5,500

The above stock options are fully vested and expire ten years from the date of grant. Stock awards, in the form of restricted stock units, vest over four years.

EXECUTIVE OFFICERS

The current executive officers of the Company are:

	Age	Nexstar Position
Perry A. Sook	63	Chief Executive Officer and Director
Thomas E. Carter	62	President, Chief Operating Officer and Chief Financial Officer
Timothy C. Busch(1)	58	President, Broadcasting and Nexstar Media Inc.
Gregory Raifman(2)	61	President, Nexstar Digital LLC
Dana Zimmer	51	Executive Vice President and Chief Distribution and Strategy Officer
Karen A. Brophy	52	President, Digital
Sean Compton	47	President, Networks
Brett Jenkins	50	Executive Vice President and Chief Technology Officer
Blake Russell	50	Executive Vice President, Station Operations and Content Development
Elizabeth Ryder	56	Executive Vice President, General Counsel and Secretary
Gary Weitman	64	Executive Vice President and Chief Communications Officer

___________________________

(1)	Mr. Busch’s resignation is effective June 1, 2021. Until such time, Mr. Busch remains contractually as President of Nexstar Broadcasting, Inc., now known as Nexstar Media Inc.
(2)	Mr. Raifman’s employment agreement with the Company ended on March 31, 2021 and was not renewed.

Perry A. Sook – biographical information for Mr. Sook can be found under “Directors.”

Thomas E. Carter was appointed as Nexstar’s President, Chief Operating Officer and Chief Financial Officer in October 2020. Prior to that, Mr. Carter has served as Nexstar’s Chief Financial Officer from August 2009 to September 2020. Prior to joining Nexstar, Mr. Carter was Managing Director, Media Telecom Corporate Investment Banking at Banc of America Securities, which he joined in 1985. In this position, he acted as the senior banker responsible for delivering bank products and services including M&A, private and public equity, high-yield debt, fixed income derivatives, syndicated financial products and treasury management for selected clients across the broadcasting, cable, publishing and media industries, including Nexstar. Mr. Carter began his banking career in 1980, serving for five years in various roles in Corporate and International Banking at a predecessor to JPMorgan Chase.

Timothy C. Busch has served as President, Nexstar Broadcasting, Inc. from January 2017 until his retirement on June 1, 2021. Prior to that, Mr. Busch served as Nexstar’s Executive Vice President and Co-Chief Operating Officer from May 2008 to January 2017, as Senior Vice President and Regional Manager from October 2002 to May 2008 and as our Vice President and General Manager at WROC (CBS) in Rochester, New York from 2000 to October 2002. Prior to joining Nexstar, Mr. Busch served as General Sales Manager and held various other sales management positions at WGRZ (NBC) in Buffalo, New York from 1993 to 2000. Prior to that, Mr. Busch held various sales and management positions at WGR-AM and FM radio with Taft Broadcasting. Mr. Busch has served on various organizational boards in the upstate New York area. He served for 8 years on the CBS Affiliation Association Board with his last role as Chairman. Mr. Busch currently serves on the NBC Affiliates Board, the Upstate New York Advisory Board for the Federal Reserve Bank of New York, the Television Bureau Board, and the Media Ratings Council Board. Mr. Busch is a native of Ohio and a graduate of Ohio University.

Gregory R. Raifman has served as President of Nexstar Digital LLC from April 2017 until March 2021. Mr. Raifman was responsible for managing the day to day operations of Nexstar Digital LLC., including the development and implementation of the Company’s digital business strategy, leading the integration of existing and recently acquired digital products under the Nexstar Digital brand, and alignment of complementary technologies and capabilities to maximize performance and accelerate revenue and earnings growth. Prior to assuming his role at Nexstar, Mr. Raifman served as President for The Rubicon Project, Inc. (NYSE: RUBI) from January 2013 until March 2017. Mr. Raifman also served as a director of The Rubicon Project from April 2013 until May 2017. Since November 2003, Mr. Raifman has served as the managing member of Momentum Sports Group, LLC, which owns and operates the UnitedHealthcare Pro Cycling Team. From February 2010 to October 2010, Mr. Raifman served as the Executive Chairman of LiveRail, Inc., a video ad exchange and real time bidding company. Mr. Raifman co-founded Mediaplex, Inc., a marketing technology solution company, in 1998, and from 1998 to 2001 Mr. Raifman served as the Chairman, Chief Executive Officer and President of Mediaplex, Inc. Mr. Raifman began his career as an attorney, specializing in M&A and corporate financings.

Dana Zimmer was appointed as Executive Vice President, Chief Distribution and Strategy Officer at Nexstar in September 2019. Prior to joining Nexstar, Ms. Zimmer was President of Distribution and Marketing for Tribune Media Company from 2013 to 2019 where she served a similar role of overseeing revenue for the multiplatform broadcast and cable powerhouse consisting of 42 broadcast stations and WGN America. She was a former Executive Vice President of TV Networks Distribution for NBCUniversal from 2011 to 2013. Ms. Zimmer also served as Executive Vice President, Affiliate Sales and Marketing for Comcast Networks from 2005 through January 2011. Prior to joining Comcast, Ms. Zimmer played an integral role on the launch teams that spearheaded successful distribution efforts of YES Network and SportsNet New York – the very first team-owned Regional Sports Networks lead by the Yankees and Mets, respectively, in the biggest sports market in the nation. Finally, Ms. Zimmer also worked in affiliate sales for Fox Cable Networks and Discovery Communications.

Karen Brophy was appointed as our President, Digital in November 2020 with responsibility for Nexstar’s 121 local websites, programmatic, data science, social media, group sales and partnerships as well as the ongoing streamlining of the Company’s ad tech stack to better align Nexstar with today’s digital environment. Prior to that, she served as Senior Vice President of Nexstar Digital, LLC from February 2018 to October 2020. Before joining Nexstar in 2018, Ms. Brophy served as Senior Vice President of Strategy and Operations at Hearst Newspapers from June 2016 to December 2017 where she led key initiatives in video, audience development and business operations. Prior to that, Ms. Brophy was Vice President of Digital Product at Hearst where she led consumer product, engineering, content strategy and revenue partnerships from July 2010 to June 2016.

Sean Compton was appointed as Executive Vice President of WGN America, WGN Radio and Director of Content Acquisition at Nexstar in September 2019. Prior to that, Mr. Compton was President of Strategic Programming and Acquisitions for Tribune Media Company from 2008 to 2019 where he oversaw programming for 42 Tribune television stations and nationally distributed digital network Antenna TV. He also spent 18 years in radio as VP of programming for Clear Channel Radio & Premiere Radio Networks before joining Tribune.

Brett Jenkins was appointed as our Executive Vice President and Chief Technology Officer in February 2018. Prior to that, he served as our Senior Vice President and Chief Technology Officer from January 2017 to January 2018. From December 2014 to January 2017, Mr. Jenkins served as Vice President and Chief Technology Officer at Media General, overseeing the company’s IT and engineering functions for both broadcast and digital businesses. Prior to Media General, he was Vice President Chief Technology Officer of LIN Media from 2011 to 2014. He also held technology positions at ION Media Networks and executive positions for Thales Broadcast & Multimedia and Thomson.

Blake Russell was appointed as our Executive Vice President, Station Operations and Content Development in February 2018. Prior to that, he served as Nexstar’s Senior Vice President, Station Operations and Content Development from November 2008 to January 2018 and has served as Nexstar’s Vice President Marketing and Operations from October 2007 to October 2008. Before that, Mr. Russell served as Vice President and General Manager at KNWA (NBC) and KFTA (FOX) stations in Ft. Smith/Fayetteville, Arkansas from January 2004 to September 2007 and as Nexstar’s Director of Marketing/Operations at KTAL (NBC) station in Shreveport, Louisiana from 2000 to 2003.

Elizabeth Ryder was appointed as our Executive Vice President and General Counsel in January 2017. Prior to that, Ms. Ryder served as Nexstar’s Senior Vice President and General Counsel from November 2013 to January 2017 and served as Secretary since January 2013 and Vice President and General Counsel from May 2009 to November 2013. Prior to joining Nexstar, Ms. Ryder served as Vice President – Legal Affairs at First Broadcasting Operating, Inc. Prior to that, Ms. Ryder served as Counsel at the law firm of Drinker Biddle & Reath LLP in Washington, D.C.

Gary Weitman has more than 20 years of experience in the field of strategic communication and public relations. He joined as Executive Vice President and Chief Communication Officer at Nexstar in September 2019. Prior to this, Mr. Weitman was a Senior Vice President/Corporate Relations in Tribune Media Company from 2008 to 2019 and was vice president/corporate communications from 2000 to 2008. Prior to his work with Tribune, Mr. Weitman was Executive Director/Corporate Communications at Allied Riser Communications Corp. From 1997 through 1999, he served as senior vice president/media relations at Hill and Knowlton, Inc., in Chicago. Mr. Weitman also spent 15 years in broadcast journalism, holding positions of increasing responsibility at the CBS- and FOX-owned television stations in Chicago, IL from 1982 to 1997. He left journalism in 1997, following three years as Managing Editor at WBBM-TV, where he was responsible for the TV station’s editorial coverage and all of its news broadcasts.

BENEFICIAL OWNERSHIP OF NEXSTAR COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of Nexstar’s Common Stock as of March 31, 2021 by (i) those persons known to Nexstar to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of Nexstar, (ii) each Director of Nexstar, (iii) our Named Executive Officers listed in the Summary Compensation Table and (iv) all Directors and executive officers of Nexstar as a group. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual had the right to acquire as of May 30, 2021 (60 days after March 31, 2021) through the exercise of any stock option or other right. This information has been furnished by the persons named in the table below or in filings made with the SEC. Where the number of shares set forth below includes shares beneficially owned by spouses and minor children, the named persons disclaim any beneficial interest in the shares so included. As of March 31, 2021, there were no shares issued and outstanding of Nexstar’s Class B Common Stock, Class C Common Stock or Preferred Stock. Unless otherwise indicated, a person’s address is c/o Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, Texas 75062.

BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock
Name of Beneficial Owner	Direct Ownership	Vested Options	Total	%
Beneficial Owners of More Than 5%:
Vanguard Group, Inc.(1)	3,751,392	—	3,751,392	8.7%
FMR LLC(2)	3,042,202	—	3,042,202	7.1%
Neuberger Berman Group, LLC(3)	2,200,583	—	2,200,583	5.1%
Current Directors:
Perry A. Sook(4)	1,304,132	1,200,000	2,504,132	5.7%
Geoff Armstrong	10,125	—	10,125	0.0%
Bernadette S. Aulestia	—	—	—	0.0%
Jay M. Grossman	38,250	20,000	58,250	0.1%
Dennis A. Miller	1,000	10,000	11,000	0.0%
John R. Muse	11,550	21,578	33,128	0.1%
I. Martin Pompadur	11,125	—	11,125	0.0%
Dennis J. FitzSimons	14,027	—	14,027	0.0%
C. Thomas McMillen	3,250	10,000	13,250	0.0%
Lisbeth McNabb	3,225	15,000	18,225	0.0%
Current Named Executive Officers:
Thomas E. Carter	100,284	75,000	175,284	0.4%
Timothy C. Busch(5)	90,909	—	90,909	0.2%
Gregory R. Raifman(6)	46,691	—	46,691	0.1%
Dana Zimmer(7)	1,792	—	1,792	0.0%
All current directors and executive officers as a group (20 persons)	1,699,724	1,351,578	3,051,302	6.9%

(1)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 10, 2021. The address of Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355.
(2)	The number of shares is derived from the Schedule 13G filed with the SEC on February 8, 2021. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 11, 2021. The address of Neuberger Berman Group, LLC is 1290 Avenue of the Americas New York, NY 10104.
(4)	Includes (i) 975,956 shares of common stock owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners and (ii) 328,176 shares of common stock are directly owned by Mr. Sook.
(5)	On June 1, 2021, Mr. Busch will retire from his position as President of Broadcasting and Nexstar, Inc.
(6)	Mr. Raifman’s employment agreement with the Company ended on March 31, 2021 and was not renewed.
(7)

Dana Zimmer, our Executive Vice President and Chief Distribution and Strategy Officer, became a Named Executive Officer for fiscal year 2020, replacing Brian Jones, our former Executive Vice President, Chief Operating Officer of Broadcasting and Nexstar Media Inc. who retired on August 1, 2020.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act of 1934 requires our Directors, executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of such equity securities of Nexstar. Executive officers, Directors and greater than ten percent beneficial owners are required to furnish Nexstar with copies of all Section 16(a) forms they file.

During 2020, one Form 4 for each director (except Perry A. Sook and Bernadette S. Aulestia) and Brett Jenkins was filed on February 3, 2020 to report restricted stock units granted on January 26, 2020 (and January 27, 2020 for Brett Jenkins). In addition, two Form 4s were filed on March 24, 2020 for Gary Weitman to report common stock he acquired on March 19, 2020 and March 13, 2020, respectively, a Form 4 was filed for John R. Muse on April 23, 2020 to report a gift he made of Nexstar’s Class A Common Stock on December 31, 2018, and an amended Form 4 was filed for Blake Russell on March 29, 2021 to report a gift he made of Nexstar’s Class A Common Stock on December 29, 2020. Based on our records and review of the copies of Section 16(a) reports furnished to us during the year ended December 31, 2020, we believe all other Section 16(a) filing requirements applicable to Nexstar’s executive officers, Directors and greater than ten percent beneficial owners were timely satisfied.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar Media Group, Inc. (the “Company”), approves employment agreements with executive officers of the Company, administers the Company’s equity incentive plans and approves grants under such equity incentive plans and makes recommendations regarding any other incentive compensation.

In performing its oversight responsibilities of the design and functioning of the Company’s executive and director compensation program, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2020 with the management of the Company. Based on this review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting of Stockholders.

Respectfully submitted,

Dennis A. Miller, Chair
Bernadette S. Aulestia
Jay Grossman

COMPENSATION DISCUSSION AND ANALYSIS

2020 COMPENSATION EXECUTIVE OVERVIEW

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for our principal executive officer, principal financial officer and three other most highly compensated executive officers during 2020 (collectively, our “Named Executed Officers” or “NEOs”). This section also describes the objectives, principles and policies underlying our executive compensation program for our Named Executive Officers, the compensation decisions we have made under that program, and the factors considered in making those decisions. Our Named Executive Officers for 2020 are:

Name	Title
Perry A. Sook	Chairman and Chief Executive Officer
Thomas E Carter	President, Chief Operating Officer and Chief Financial Officer
Timothy C. Busch(1)	President, Broadcasting and Nexstar Media Inc.
Gregory R. Raifman(2)	President, Nexstar Digital LLC
Dana Zimmer(3)	Executive Vice President and Chief Distribution and Strategy Officer

__________________________________________

(1)	Mr. Busch’s resignation is effective June 1, 2021. Until such time, Mr. Busch remains contractually as President of Nexstar Broadcasting, Inc., now known as Nexstar Media Inc.
(2)	Mr. Raifman’s employment agreement with the Company ended on March 31, 2021 and was not renewed.
(3)

Ms. Zimmer became a Named Executive Officer for fiscal year 2020, replacing Brian Jones, our former Executive Vice President, Chief Operating Officer of Broadcasting and Nexstar Media Inc. who retired on August 1, 2020.

2020 and Long-Term Performance

Despite the challenging business environment that resulted from the COVID-19 pandemic, we adapted and continued to focus on pursuing and achieving our operational objectives and building long-term value for our stockholders while also keeping our employees safe with strong protocols. During 2020, we delivered solid results across key financial performance metrics, including:

•

Net revenue of $4.501 billion in 2020 exceeded our 2019 revenue of $3.039 billion, with a 48.1% increase, primarily due to the incremental revenue from the television stations we acquired in 2019 through our merger with Tribune Media Company and current year acquisitions, overall increase in our legacy stations’ distribution revenues, due to the combined effect of retransmission consent agreement renewals and scheduled annual rate increases per subscriber, and a record increase in political advertising revenues generated by our legacy stations from the recently concluded federal election year. These increases were partially offset by a decrease in revenue from core advertising and digital businesses of our legacy stations primarily due to business disruptions caused by COVID-19, realigned digital business operations and change in the mix between core and political advertising, and a decrease in net revenue from station divestitures.

•	Income from operations and net income in 2020 were $1.375 billion and $808.1 million, respectively, which increased 109.9% and 242.0%, respectively, compared to 2019 results.
•	Adjusted EBITDA before one-time transaction expenses in 2020 was $1.996 billion, which increased 105.3% compared to 2019 results. In 2020, Adjusted EBITDA was $1.951 billion.
•	Free Cash Flow before one-time transaction expenses in 2020 was $1.305 billion, which increased 150.5% compared to 2019 results. In 2020, Free Cash Flow was $1.280 billion.
•

Income from operations, net income, Adjusted EBITDA and Free Cash Flow in 2020 increased compared to prior year due to our accretive acquisition and a record $456.0 million year-over-year increase in political advertising revenue from the recently concluded federal election year. In 2020, our political advertising revenue increased by 102.0% compared to the results in 2018.

•

Nexstar’s stock price increased from $0.75 per share in mid of 2009 to $109.19 as of December 31, 2020, primarily driven by acquisitions (since 2012) that are accretive to the Company, realization of synergies from acquisitions and consistency in cost discipline that enables the Company to meet or substantially meet key metrics yearly.

2020, 2019 and 2018 Stockholder Say on Pay Vote

At our Annual Meeting of stockholders in June 2020, our stockholders were asked to cast a non-binding advisory vote to approve our Named Executive Officers’ compensation for the year 2019 (“say-on-pay”). Approximately 81% of the votes cast by our stockholders were in support of the compensation of our Named Executive Officers. At our annual meeting of stockholders in June 2019, our stockholders were asked to cast a non-binding advisory vote to approve our Named Executive Officers’ compensation for the year 2018 (“say-on-pay”). Approximately 46% of the votes cast by our stockholders were in support of the compensation of our Named Executive Officers. At our annual meeting of stockholders in June 2018, our stockholders were asked to cast a non-binding advisory vote to approve our Named Executive Officers’ compensation for the year 2017 (“say-on-pay”). Approximately 36% of the votes cast by our stockholders were in support of the compensation of our Named Executive Officers.

The increased support by our stockholders with respect to compensation of our Named Executive Officers in 2020 is due to the stockholder outreach conducted by senior management in the first quarter of 2019 and actions taken by our senior management and the Compensation Committee (as discussed in more detail below). To further increase our stockholder approval percentage at the 2021 virtual Annual Meeting, our Board of Directors and senior management carefully considered the results of the 2020 and the 2019 say-on-pay votes as well as the shareholder outreach in 2021 (discussed in more detail in section “2021 Stockholder Outreach” above).

Actions Following the 2019 and 2018 Votes on Named Executive Officer Compensation and Past Stockholder Outreach

•

In May 2020, upon further consideration of past shareholder engagement and discussion process, and the outcome of the 2019 say-on-pay vote, the Compensation Committee committed to no longer approve NEO employment agreements which contractually require annual salary increases or specific guaranteed payments of any element of variable compensation for multiple years of a contractual period.

•

Increased use of performance-based stock awards to four of the Named Executive Officers. In 2020 and 2019, approximately 57% of the stock award to our Chief Executive officer and 50% of the stock awards to three other current Named Executive Officers are also performance-based compared to 2018, where 50% of the stock awards were performance-based, and 2017 where only time-based stock was awarded.

•

Broad inclusion of management employees and non-employee directors in equity awards. From 2016-2020, 60% of the equity awards were granted to management employees and other non-employee directors other than our Named Executive Officers.

•	Beginning in fiscal year 2019, cash incentives for our Chief Executive Officer are based on a defined formula, with 75 percent of the incentive determined based on pre-established financial targets.
•

Our President, Chief Operating Officer and Chief Financial Officer’s new employment agreement, effective in October 2020, contained the new compensation practices (see “Employment Agreements” in this Proxy Statement).

•

We have expanded our disclosures around performance-based compensation metrics in sections “Annual Cash Bonuses,” “Stock-Based Long-Term Incentive Compensation,” “2020 GRANTS OF PLAN-BASED AWARDS” “2020 OUTSTANDING EQUITY AWARDS AT YEAR-END” and “2020 OPTION EXERCISES AND VESTED STOCK AWARDS” below.

Compensation Philosophy and Objectives

The Company’s executive compensation program has been developed to incorporate a compensation philosophy consistent with the following primary objectives:

•

Attract and retain talented and highly qualified executives in the competitive television broadcasting industry by providing a total compensation package that includes a combination of elements which are at or above competitive opportunities;

•	Tie executive compensation, both annual and long-term elements, to the Company’s overall performance and specific attainment of long-term strategic goals;

•	Provide executives with long-term incentive for future performance that aligns with stockholder interests and maximizes stockholders value over the long-term; and
•	Set executive compensation at responsible levels to promote fairness and equity among all employees within our organization.

The following chart highlights several features of our compensation practices.

What we do:	What we don't do:
• Pay for performance and pay for sustained performance over multi-year performance periods	• Guaranteed bonuses
• Establish challenging performance metrics	• Excessive perquisites
• Robust stock ownership guidelines for non-employee directors and senior executives	• Payment of dividends on equity-based awards until after vesting
• Cap incentive payouts at a maximum percentage of target	• Gross-ups for severance or change of control payments
• Evaluate officer compensation levels against a peer group of similarly situated media and broadcasting companies	• Repricing of stock options without shareholder approval
• Substantial percentage of pay at-risk
• Utilize independent compensation consultant
• Policy prohibiting hedging transactions by directors, officers, other employees
• Policy prohibiting pledging transactions by directors, officers, other employees

Overview and Role of Compensation Committee

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar, including our Named Executive Officers. The Compensation Committee approves the employment agreements with the executive officers of Nexstar, administers Nexstar’s equity incentive plans, approves grants under such plans and makes recommendations regarding other incentive compensation provided to our Named Executive Officers and other executive officers.

The Compensation Committee has the authority to retain and obtain advice of advisors and consultants as necessary and evaluates their independence prior to selection or retention. The Compensation Committee also sets the compensation and oversees the work of advisors and consultants.

Role of Compensation Consultant in Compensation Decisions

The Compensation Committee retained Hay Korn Ferry as its independent consultant from January until August 2020. Beginning in August 2020, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to provide advice to and assist the Compensation Committee in designing and administering the structure and mechanics of the Company’s executive compensation program. Meridian also offers guidance to the Compensation Committee on other matters related to officer and director compensation and corporate governance.

Meridian reports directly and exclusively to the Compensation Committee. Meridian does not make compensation-related decisions for the Compensation Committee or otherwise with respect to the Company, and, while the Compensation Committee generally reviews and considers information and recommendations provided by Meridian, the Compensation Committee has the final authority to make all compensation-related decisions. While Meridian generally works only with the Compensation Committee, the Compensation Committee retains the discretion to allow Meridian to work directly with management in preparing or reviewing materials for the Compensation Committee’s consideration.

During 2020, after taking into consideration the factors listed in Section IM-5605-5(d)(3)(D) of the NASDAQ Regulation Manual, the Compensation Committee concluded that neither it nor the Company has any conflicts of interest with Meridian, and that Meridian is independent from management. Other than Meridian, no other compensation consultants provided services to the Compensation Committee during 2020.

Defining the Market—Benchmarking

Benchmarking review provides a foundation for ensuring that our executive compensation levels remain competitive in relation to the peer group and is generally refreshed prior to the hiring or replacement of an executive officer or when an existing officer’s employment contract is renewed or as frequently as significant changes in the peer group warrant. One of the primary objectives of the Company’s executive compensation program is to provide compensation near the median market pay level based on our benchmarking review of peer group companies, when warranted by Company results and individual contribution. We believe that such benchmarking is useful because we recognize that our compensation practices must be competitive in the media industry. By targeting Named Executive Officer compensation to the compensation practices of the Company’s peer group, the Company enhances its ability to attract and retain talented and highly qualified executives, which is fundamental to the Company’s growth and delivery of value to its stockholders. In addition, peer group information is one of the many factors we consider in assessing the reasonableness of compensation of our Named Executive Officers.

For 2020, in making compensation decisions for our Named Executive Officers, the “peer group” is comprised of the following companies:

AMC Networks, Inc.	The Liberty Sirius XM Group
Cinemark Holdings, Inc.	Meredith Corporation
Clear Channel Outdoor Holdings, Inc.	Sinclair Broadcast Group, Inc.
Discovery, Inc.	Tegna, Inc.
The E.W. Scripps Company	ViacomCBS
Gray Television, Inc.	Fox Corporation
Gatehouse Media, Inc.	iHeartMedia, Inc.

Compensation Risk Considerations

The Compensation Committee has reviewed our executive and non-executive compensation programs and believes that they do not encourage excessive or unnecessary risk taking. As further explained below, we believe that any risk inherent in our compensation programs is unlikely to have a material adverse effect on us. In designing and administering our award structure, we and the Compensation Committee worked closely with its independent consultant to mitigate any risks and to minimize the creation of imprudent incentives for our executives. We do not believe that our performance-based compensation encourages unnecessary risks because the executive pay mix is sufficiently diversified over several performance metrics as well as over short- and long-term compensation.

Our compensation program includes the following features to prevent and safeguard against excessive risk taking:

•

Payments under our short-term cash incentive program are based upon the Compensation Committee’s certification and review of a variety of performance metrics, thereby diversifying the risk associated with any single performance indicator;

•	Our long-term equity compensation awards have performance or vesting periods, which encourage our executives to focus on the long-term performance of the Company and its stock price;
•

Our compensation mix is balanced among fixed and variable components, annual and long-term compensation, and cash and equity that reward performance in the Company’s and our executives’ long-term best interests;

•	Our incentive compensation plans cap the maximum payout and have features that discourage excessive risk-taking;
•	Our Compensation Committee has an appropriate level of discretion to reduce payments under our short-term cash incentive program;
•	Our hedging policy contains a general prohibition against hedging any Company securities;

We believe that our executive compensation program appropriately rewards our executive officers for sustained performance, without giving unnecessary weight to any one factor or type of compensation, and discourages excessive risk-taking. Our compensation structure is designed to encourage sustained performance over a long-term period. Based on the foregoing, the Compensation Committee has concluded that the risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on us.

Determination of Compensation

The Compensation Committee reviewed compensation levels for our Named Executive Officers for 2020 and considered various factors, including the executive’s performance, the compensation level of competitive jobs and the financial performance of the Company. For the executive officers, other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee approves the primary components of compensation for each Named Executive Officer, including any annual cash bonus and grant of stock options or restricted stock units.

Key Metrics Used for Performance Measures

The Company utilizes net revenue growth, Adjusted EBITDA growth and total shareholder return versus the results of the peer group and net revenue and Adjusted EBITDA versus budget approved by the Board of Directors and other similar metrics as quantitative measures to assess performance. Net revenue represents revenue recognized, net of allowances and credits, in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA is defined as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, (income) loss on equity investments (net), distributions from equity investments, goodwill and intangible assets impairment and other expense (income), minus, reimbursement from the FCC related to station repack and broadcast rights payments. Both measures are reported by the Company in its quarterly earnings releases. For additional information on the performance on these and other measures, see discussion in the “Elements of Compensation—Annual Cash Bonuses” section following.

ELEMENTS OF COMPENSATION

The principal elements of the Company’s executive compensation consist of the following:

•	Base Salary;
•	Annual Cash Bonuses;
•	Restricted Stock Units (performance-based and time-based);
•	Other Stock-Based Compensation;
•	Perquisites and Other Compensation;
•	Health Benefits; and
•	Severance Benefits and Change in Control Provisions.

Base Salary

The annual base salary of each of the Company’s Named Executive Officers is established by their respective individual employment agreements (see the “Employment Agreements” section of this Proxy Statement). The purpose of the base salary is to provide each Named Executive Officer with a set amount of cash compensation that is not variable in nature and that is generally competitive with market practices. The base salary is established based on the scope of the executive’s responsibilities, taking into account competitive market compensation paid by peer group companies for similar positions. Generally, we target the executives’ base salaries near the median market pay level of our benchmarking review of peer group companies but individual officer salary levels may fall above or below median for a variety of reasons, including scope of role, experience, tenure, performance, retention concerns or other relevant factors. Under each legacy employment agreement, base salaries are increased on an annual basis. As each agreement renews, there will no longer be guaranteed increases. Annual salary increases for our Named Executive Officers are generally consistent, on a percentage basis, with those received by non-executive employees. See the “Employment Agreements” section of this Proxy Statement for a discussion of the employment agreements of Named Executive Officers.

As of December 31, 2020, the annual base salary of each of the Company’s Named Executive Officers are as follows:

Name	Title	Base Salary ($)
Perry A. Sook	Chairman and Chief Executive Officer	$1,750,000
Thomas E Carter	President, Chief Operating Officer and Chief Financial Officer	1,000,000
Timothy C. Busch(1)	President, Broadcasting and Nexstar Media Inc.	750,000
Gregory R. Raifman(2)	President, Nexstar Digital LLC	700,000
Dana Zimmer(3)	Executive Vice President and Chief Distribution and Strategy Officer	725,000

________________________________

(1)	Mr. Busch’s resignation is effective June 1, 2021. Until such time, Mr. Busch remains contractually as President of Nexstar Broadcasting, Inc., now known as Nexstar Media Inc.
(2)	Mr. Raifman’s employment agreement with the Company ended on March 31, 2021 and was not renewed.
(3)

Ms. Zimmer became a Named Executive Officer for fiscal year 2020, replacing Brian Jones, our former Executive Vice President, Chief Operating Officer of Nexstar Broadcasting and Nexstar Media Inc. who retired on August 1, 2020.

Annual Cash Bonuses

The bonus incentive for our Chief Executive Officer, as provided in his Employment Agreement, is based on a formula, with the majority of the incentive determined based on established financial targets. Specifically, our Chief Executive Officers’ incentive payment for the year 2020 was determined by the following formula:

•	Twenty-five percent (25%) earned if Nexstar Broadcasting, Inc. exceeds ninety percent (90%) of budgeted EBIDTA for the fiscal year;

•	Twenty-five percent (25%) earned if Nexstar Digital LLC exceeds eighty percent (80%) of budgeted EBITDA for the fiscal year;

•

Twenty-five percent (25%) earned if the Company is in the top forty percent (40%) of its peer group (as defined in Mr. Sook’s amended employment agreement) in revenue or EBITDA growth for stations and businesses owned as of the beginning of the fiscal year; and

•	Twenty-five percent (25%) earned at the discretion of the Committee.

We note that on October 1, 2020, Nexstar Broadcasting, Inc. changed its name to Nexstar Inc.; and on November 1, 2020, Nexstar Digital LLC merged into Nexstar Inc. On April 16, 2021, Nexstar Inc. changed its name to Nexstar Media Inc. Accordingly, the Chief Executive Officer’s first two criteria incentive criteria were modified as follows:

•	Twenty-five percent (25%) earned if Nexstar Media Inc.’s broadcast division exceeds ninety percent (90%) of budgeted EBIDTA for the fiscal year; and

•	Twenty-five percent (25%) earned if Nexstar Media Inc.’s digital division exceeds eighty percent (80%) of budgeted EBITDA for the fiscal year.

The remaining criteria were unaffected by the merger.

For additional information on our Chief Executive Officer’s amended employment agreement, refer to “Employment Agreements” section below.

On October 1, 2020, Thomas Carter, our Chief Financial Officer was appointed President and Chief Operating Officer until December 31, 2023, with automatic renewal for successive one-year periods thereafter. Mr. Carter also currently remains as Chief Financial Officer until a new Chief Financial Officer is appointed. The bonus incentive for Mr. Carter is a flat target for the fiscal year 2020.

Beginning with fiscal year 2021, Mr. Carter is eligible to receive an annual bonus in the amount of up to 100% of his annual base salary in effect at the end of that fiscal year (or in excess of such amount, up to a maximum of 200% of his annual base salary in effect at the end of that fiscal year, as the Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate), prorated for any partial fiscal year during which Mr. Carter is employed by the Company based on the following criteria:

•

50% based on the Company’s performance for each such preceding two-year period equaling or exceeding the midpoint of the peer group companies’ (as defined in Mr. Carter’s employment agreement) reported percentage of Net Revenue and/or EBITDA growth based on the audited financial results; and

•

50% discretionary, based on, but not limited to, the following areas: (Strategic Initiatives, Human Capital Initiatives, including succession planning and execution, and Investor Relations Initiatives).

For additional information on Mr. Carter’s employment agreement, refer to “Employment Agreements” section below.

Under the terms of their employment agreements, Mr. Busch, Mr. Raifman and Ms. Zimmer are eligible to earn targeted annual cash bonuses up to 75%, 100% and 100%, respectively, of their base salaries. Mr. Raifman’s employment agreement also includes a bonus matrix that specify his cash incentives based on the level of achievement of his financial and non-financial goals. Refer to “Employment Agreements” below for additional information.

The overall performance of the Company determines what percentage, if any, of the target bonus will be paid out. If the Company attains the annually budgeted amounts for net revenue and Adjusted EBITDA, then it is likely that 100% of the targeted bonus will be paid. However, the Chief Executive Officer may recommend an increase in the annual bonus paid to our other Named Executive Officers with the approval of the Compensation Committee. Likewise, if the Company does not achieve its performance benchmarks, then an amount less than the full bonus may be paid. Ultimately, the payment of cash bonuses is made on a discretionary basis and is determined based on an evaluation of each executive’s individual contribution to the overall performance of the Company.

Historically, when determining the amount of bonus and incentive compensation to be paid to our other Named Executive Officers, the Compensation Committee reviews and considers the following information:

•	Evaluations of each of our other Named Executive Officers from the full Board of Directors, regarding each of our other Named Executive Officer’s performance;
•

The Chief Executive Officer’s review and evaluation of each of the other Named Executive Officers, addressing individual performance and the results of operations of the business areas and departments for which such executive had responsibility, which the Compensation Committee discusses with the Chief Executive Officer;

•	The financial performance of the Company, including its stock price, comparable revenue, Adjusted EBITDA and Free Cash Flow growth, relative to budgeted performance and that of the peer group; and
•	Total proposed compensation, as well as each element of proposed compensation, taking into account the recommendations of the Chief Executive Officer.

The performance bonus of each of our Named Executive Officers for the year 2020 is shown in the table below.

	2020 Actual	2020 Target
	Cash Bonus	Cash Bonus
	($)	($)
Perry A. Sook Chief Executive Officer and Director	$3,500,000	$3,500,000
Thomas E. Carter President, Chief Operating Officer and Chief Financial Officer	618,750	618,750
Timothy C. Busch President, Broadcasting and Nexstar Media Inc.(1)	520,000	562,500
Gregory R. Raifman President, Nexstar Digital LLC(2)	700,000	700,000
Dana Zimmer Executive Vice President and Chief Distribution and Strategy Officer	725,000	725,000

_______________________________________

(1)	Mr. Busch’s resignation is effective June 1, 2021. Until such time, Mr. Busch remains contractually as President of Nexstar Broadcasting, Inc., now known as Nexstar Media Inc.
(2)	Mr. Raifman’s employment agreement with the Company ended on March 31, 2021 and was not renewed.

The Compensation Committee determined the performance bonus of our Chief Executive Officer based on the formula set forth above.

The following are our Chief Executive Officer’s incentive metrics for the year 2020:

1)	Nexstar Media Inc.’s broadcast division exceeded ninety percent (90%) of budgeted EBIDTA:

Result: Fiscal Year 2020 Actual EBITDA was $1.794 billion, or 93% of budget

2)	Nexstar Media Inc.’s digital division exceeded eighty percent (80%) of budgeted EBITDA:

Result: Fiscal Year Actual EBITDA was $26.5 million, or 154% of budget

3)	Top forty percent (40%) of peer group in EBITDA or Revenue:

Results: Revenue was 79% percentile of peer group; EBITDA was 71% percentile of peer group

The budget amounts used in the above calculations were approved by our Board of Directors in January 2020 which are inclusive of inputs prior to the economic effects of the COVID-19 pandemic.

For our other Named Executive officers, the Compensation Committee determined each of their bonus amounts based on the performance of the Company, as well as the individual performance of the executives.

During 2020, the Company delivered solid results across key financial performance metrics. In 2020, net revenue of $4.501 billion exceeded our 2019 revenue of $3.039 billion, with a 48.1% increase, primarily due to the incremental revenue from the television stations we acquired in 2019 through our merger with Tribune Media Company and current year acquisitions, overall increase in our legacy stations’ distribution revenues, due to the combined effect of retransmission consent agreement renewals and scheduled annual rate increases per subscriber, and a record increase in political advertising revenues generated by our legacy stations from the recently concluded federal election year. These increases were partially offset by a decrease in revenue from core advertising and digital businesses of our legacy stations primarily due to business disruptions caused by COVID-19, realigned digital business operations and change in the mix between core and political advertising, and a decrease in net revenue from station divestitures.

Operationally, the Company achieved significant milestones while maintaining discipline in cost management. The combination of the revenue growth and aggressive expense management drove the following in 2020:

•	Income from operations and net income to $1.375 billion and $808.1 million, respectively, which increased 109.9% and 242.0%, respectively, compared to 2019 results.
•	Adjusted EBITDA before one-time transaction expenses in 2020 was $1.996 billion, which increased 105.3% compared to 2019 results. In 2020, Adjusted EBITDA was $1.951 billion.
•	Free Cash Flow before one-time transaction expenses in 2020 was $1.305 billion, which increased 150.5% compared to 2019 results. In 2020, Free Cash Flow was $1.280 billion.
•

Income from operations, net income, Adjusted EBTIDA and free cash flow in 2020 increased compared to prior year due to our accretive acquisitions and a record $456.0 million year-over-year increase in political advertising revenue from the recently concluded federal election year. In 2020, our political advertising revenue increased by 102.0% compared to the results in 2018.

In calculating the performance bonuses for our other Named Executive Officers, the attainment or substantial attainment of key budgeted amounts is the primary factor considered by our Chief Executive Officer and the Compensation Committee. For the fiscal year 2020, Mr. Carter and Ms. Zimmer each received 100% of their bonus targets in line with the overall performance of the Company. In 2020, our Adjusted EBITDA, exclusive of net pension and other postretirement credits, was $1.905 billion, or 94% of our budget, and our Free Cash Flow was $1.280 billion, or 105% of our budget. For the fiscal year 2020, Mr. Busch received 92% of his bonus target in line with the operating performance of our broadcast division. In 2020, our broadcast division’s actual EBITDA was $1.794 billion, or 93% of our budget. For the fiscal year 2020, Mr. Raifman received 100% of his bonus target in line with the operating performance of our digital division. In 2020, our digital division’s actual EBITDA was $26.5 million, or 154% of budget. The budget amounts used in these calculations were approved by our Board of Directors in January 2020 which are inclusive of inputs prior to the economic effects of the COVID-19 pandemic.

Beginning in fiscal year 2021, our President, COO and CFO will be entitled to receive an annual bonus based on a defined formula, with 50% of the incentive determined based on pre-established financial targets as described above.

The above factors were considered in determining the performance bonuses paid to each of our Named Executive Officers other than the Chief Executive Officer, along with each executive’s individual performance and contribution to achievement of the goals of the Company. Each of our other Named Executive Officer contributed significantly to our 2020 initiatives, including our acquisitions and integration of acquired stations and entities, our organic growth, and our free cash flow growth.

Due to the level of incremental effort arising from these initiatives and their favorable impact to the Company in 2020 and for future operations, the Compensation Committee determined that bonuses were warranted in the amounts set forth in the table above and in the Summary Compensation Table in the “Compensation of Named Executive Officers” in this Proxy Statement.

Stock-Based Long-Term Incentive Compensation

The Company believes that grants of stock-based awards are the most appropriate form of long-term compensation since they provide incentives to promote the long-term success of the Company in line with stockholders’ interests. The Company’s equity incentive plans are intended to motivate and reward the executive officers and to retain their continued services while providing long-term incentive opportunities including the participation in the long-term appreciation of our common stock value.

The Compensation Committee grants stock-based awards to the Named Executive Officers other than our Chief Executive Officer based on the recommendation of the Chief Executive Officer, who evaluates their performance in meeting the goals established at the beginning of each year. In 2020 and 2019, the Compensation Committee increased its emphasis on performance-based compensation in making stock-based award decisions for four of the Named Executive Officers.

The Company currently maintains three equity compensation plans – the 2012 Long-Term Equity Incentive Plan, the 2015 Long-Term Equity Incentive Plan and the 2019 Long-Term Equity Incentive Plan, all of which provide for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Awards made under the Company’s equity plans have consisted almost exclusively of non-qualified stock options and restricted stock units. Stock option awards and restricted stock units vest ratably over two to four years, dependent on continued employment and, for performance-based restricted stock units, if certain performance metrics are achieved. The exercise price of stock options may not be less than the market price of the Company’s Class A Common Stock on the date of grant. Stock option awards must be exercised within ten years of the date of grant of the option, subject to earlier expiration upon termination of the individual’s employment. The number of awards that may be granted to any one individual in a calendar year is 1,000,000 shares.

During 2020, each of our top four Named Executive Officers received stock awards in the form of time and performance-based restricted stock units pursuant to the 2012, 2015 and 2019 Long-Term Incentive Plans. The restricted stock units awarded to Mr. Sook in 2020 were approximately 43% time-based and approximately 57% were performance-based. The restricted stock units granted to Messrs. Carter, Busch and Raifman in 2020 were 50% time-based and 50% were performance-based. The restricted stock units granted to Ms. Zimmer in 2020 were all time-based and vest annually over four years. All restricted stock units granted to our NEOs in 2020 vest in full immediately upon a Change in Control (as defined in the 2012, 2015 and 2019 Long-Term Incentive Plans).

The performance-based units granted to Mr. Sook in 2020 will vest in full on January 15, 2022 if the total shareholder return of the Company is at or above the 65th percentile of the compensation peer group performance. The measurement period for Mr. Sook’s performance-based stock award is the last full trading day preceding December 25, 2019 through the last full trading day preceding December 25, 2021. If the performance metric is not achieved, the Compensation Committee may, in its sole discretion based on an analysis of all relevant factors, authorize the vesting of up to 90% of the stock award. The time-based stock awards granted to Mr. Sook in 2020 vest in annual installments over a three-year period from the date of grant, in line with the length of his employment agreement.

For approximately 11% of restricted stock units granted to Mr. Carter in 2020, an annual tranche of the award may vest to Mr. Carter over four years if the two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s EBITDA growth or net revenue exceeds the median growth rate of the compensation peer group. If neither metric equal or exceed the median of the peer group, then the executive will forfeit that particular tranche of the initial grant. For approximately 39% of restricted stock units granted to Mr. Carter in 2020, an annual tranche of the award may vest to Mr. Carter over three years, consistent with the length of his employment agreement, if the total shareholder return for each such preceding calendar year equals or exceeds the midpoint of the Company’s TSR Peer Group (as defined in Mr. Carter’s employment agreement). If the total shareholder return does not equal or exceed the midpoint of the TSR Peer Group, then the executive will forfeit that particular tranche of the initial grant. The time-based stock awards granted to Mr. Carter in 2020 vest in annual installments over a range of three to four years from the date of grant.

Mr. Busch’s performance-based stock award in 2020 may vest at an annual tranche over four years if the growth rate of the Company’s broadcasting operations exceeds the peer group average as reported by a recognized independent reporting agency. If the metric does not equal or exceed the peer group average, then the executive will forfeit that particular tranche of the initial grant. The time-based stock awards granted to Mr. Busch in 2020 vest in annual installments over a four-year period from the date of grant.

In all instances, there is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold.

The performance-based restricted units scheduled to vest from January 2021 to April 2021 for Messrs. Sook, Carter, Busch and Raifman vested in full as each of their performance metrics for the fiscal year 2020 were met. Refer to “2020 OUTSTANDING EQUITY AWARDS AT YEAR-END” below for additional information. The performance-based restricted units scheduled to vest from January 2020 to April 2020 for Messrs. Sook, Carter and Busch vested in full as each of their performance metrics for the fiscal year 2019 were met. Refer to “2020 OPTION EXERCISES AND VESTED STOCK AWARDS” below for additional information.

On June 1, 2021, Mr. Busch resigned from his position at Nexstar, thus, all unvested restricted stock units granted to Mr. Busch in 2020 and prior will be forfeited as of this date. On March 31, 2021, Mr. Raifman’s employment agreement ended and was not renewed, thus, all unvested restricted stock units granted to Mr. Raifman in 2020 and prior were forfeited as of this date.

Perquisites and Other Compensation

Other compensation for our Named Executive Officers includes automobile allowances paid by the Company or the value of the personal use of an automobile, group life insurance paid by the Company and 401(k) matching contributions made by the Company and cellphone reimbursements.

Health Benefits

All full-time employees, including our Named Executive Officers, may participate in our health benefit program, including medical, dental and vision care coverage, disability insurance and life insurance.

Severance Benefits and Change in Control Provisions

All of our Named Executive Officers have entered into employment agreements with us. These employment agreements, among other things, provide for severance compensation to be paid to the executives if they are terminated upon a change of control of the Company, or for reasons other than cause, or if they resign for good reason, as defined in the agreements (see the “Potential Payments Upon Termination or Change in Control” section).

EMPLOYMENT AGREEMENTS

The Company currently has an employment agreement in place with each of its Named Executive Officers. The following is summarized information related to the base salary, annual cash bonus and severance compensation and termination provisions contained in the employment agreement of each Named Executive Officer.

Perry A. Sook

Mr. Sook is employed as Chief Executive Officer under an employment agreement with us, last renewed on January 15, 2019. The term of the renewed agreement expires on February 28, 2023 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Sook’s base salary is $1,625,000 from January 15, 2019 to December 31, 2019, $1,750,000 from January 1, 2020 to December 31, 2020, $1,875,000 from January 1, 2021 to December 31, 2021 and $2,000,000 from January 1, 2022 and thereafter. In addition to his base salary, Mr. Sook is eligible to earn a targeted annual bonus of $3,250,000 for 2019, $3,500,000 for 2020, $3,750,000 for 2021 and $4,000,000 for 2022 and thereafter, upon achievement of the Company’s economic targets established by the Board of Directors for each fiscal year and any other goals established by the Board of Directors. The new design of bonus incentive for our Chief Executive Officer is based on a formula, with the majority of the incentive determined based on pre-established financial targets. Specifically, Mr. Sook’s incentive payments will be determined by the following formula:

•	Twenty-five percent (25%) earned if Nexstar Broadcasting Inc.’s (now Nexstar Media Inc.) broadcast division exceeds ninety percent (90%) of budgeted EBIDTA for the fiscal year;

•	Twenty-five percent (25%) earned if Nexstar Broadcasting Inc.’s (now Nexstar Media Inc.) digital division exceeds eighty percent (80%) of budgeted EBITDA for the fiscal year;

•

Twenty-five percent (25%) earned if the Company is in the top forty percent (40%) of its Peer Group (as defined in Mr. Sook’s amended employment agreement) in revenue or EBITDA growth for stations and businesses owned as of the beginning of the fiscal year; and

•	Twenty-five percent (25%) earned at the discretion of the Committee.

The Company will also grant Mr. Sook time-based and performance-based restricted stock units, as follows:

•

On January 15, 2021, the Company granted Mr. Sook 62,500 of time-based restricted stock units, vesting in equal annual installments for two years beginning on January 15, 2022 through 2023. On January 15, 2021, the Company also granted Mr. Sook 83,333 performance-based restricted stock units, which will vest in full on January 15, 2023 if the total shareholder return target established by the Compensation Committee is achieved.

•	On January 15, 2022, the Company will grant Mr. Sook 62,500 of time-based restricted stock units, which will vest in full on January 15, 2023.
•

All performance-based restricted stock units vesting requires a Nexstar total shareholder return that is at or above the 65th percentile of the compensation peer group performance at each testing period. The award becomes discretionary if Nexstar’s total shareholder return is negative over the testing period, with the payout capped at ninety percent of the award.

In the event of termination for reasons other than cause, or if Mr. Sook resigns for good reason, as defined in the agreement, he is eligible to receive his base salary and target bonus for a period of two years, plus an additional $20,800. Under the terms of Mr. Sook’s previous employment agreement dated January 29, 2015, Mr. Sook’s base salary for 2020 was $1,750,000.

On January 15, 2019, the Compensation Committee approved an amendment to Mr. Sook’s employment agreement that modified certain material terms related to Mr. Sook’s compensation and severance opportunities. Under the terms of Mr. Sook’s renewed employment agreement as of January 15, 2019, Mr. Sook’s base salary for 2020 was $1,750,000 and he is eligible for a targeted annual bonus of $3,500,000. Pursuant to Mr. Sook’s renewed employment agreement as of January 15, 2019, in the event of termination for reasons other than cause, if Mr. Sook resigns for good reason, or upon Mr. Sook’s termination by either Mr. Sook or the Company for any reason in connection with a consolidation, merger or comparable transaction involving the Company, he is eligible to receive a lump sum payment equal to the sum of (i) 200% of Mr. Sook’s then current base salary, plus (ii) 200% of Mr. Sook’s then current target bonus opportunity, plus (iii) $20,800.

“Cause” is defined in Mr. Sook’s employment agreement as any of the following activities by Mr. Sook: (i) his conviction for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform material job duties which are reasonably directed by the Board of Directors and which are consistent with the terms of terms of the employment agreement and position with the Company, which is not cured within thirty (30) days after written notice thereof from the Company; (iii) willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other willful breach of a material provision of the employment agreement, which is not cured within thirty (30) days after written notice thereof from the Company.

“Good Reason” is defined in Mr. Sook’s employment agreement as any of the following events: (i) a material reduction in Mr. Sook’s job duties, responsibilities, authority or position, (ii) a material breach by the Company of a material provision of the employment agreement, which has not been cured by the Company within thirty (30) days after written notice of noncompliance has been given by Mr. Sook to the Company; (iii) any reduction or decrease in Mr. Sook’s annual base salary or annual target bonus; (iv) any requirement that Mr. Sook report to someone other than the Board of Directors; or (v) any requirement that Mr. Sook relocate or maintain an office more than one hundred (100) miles from Dallas, Texas.

Perry Sook founded Nexstar and has been its Chairman and Chief Executive Officer since its inception in 1996. Mr. Sook’s employment agreement with Nexstar expired on January 15, 2019. When structuring the terms of Mr. Sook’s new contract, the Compensation Committee was extremely cognizant of new entrants into the media and broadcasting sectors and their aggressiveness in seeking out quality management. A priority objective of Compensation Committee and Board was retention of the founding executive which has led the company’s market leading shareholder returns compared to the universe of publicly traded companies. The renewal of the Sook employment agreement in an increasing competitive landscape required a competitive approach regarding contract terms and equity incentives. The Committee carefully considered the desire to align all non-salary compensation with shareholder return, and to motivate and retain our Chief Executive Officer. The Committee arrived at a contract that provided the required mix of retention (restricted stock awards), and motivation (performance-based stock awards and short-term incentive opportunities) to continue to drive the financial and operational results that are shareholders have become accustomed to.

The Compensation Committee also considered the following factors when determining compensation levels and terms under Mr. Sook’s new employment agreement, effective January 2019:

•The substantial shareholder value Mr. Sook has created as Chief Executive Officer of Nexstar:

o	Nexstar’s market cap increased from approximately $340 million at Nexstar’s IPO in 2003 to approximately $5.2 billion in April 2018 under Mr. Sook’s stewardship;

o	Nexstar’s stock price performance versus various broad market measures over a range of time periods is exemplary:

	Price Appreciation
				Russell
	NXST	S&P 500	NASDAQ	3000
3 year	145%	38%	59%	38%
5 year	189%	51%	54%	49%
10 year	15837%	255%	406%	262%

•	Mr. Sook’s demonstrated track record in distribution and acquisition negotiation and execution

•	Mr. Sook’s strong institutional knowledge and industry expertise as the Founder of Nexstar

•	Competitive pressures from new entrants in the market

Thomas E. Carter

Mr. Carter was appointed as President and Chief Operating Officer under a new employment agreement with us dated September 25, 2020. Mr. Carter also retains the position of Chief Financial Officer until a new CFO is appointed. The term of the new agreement was effective on October 1, 2020 and expires on December 31, 2023 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the employment agreement, Mr. Carter’s base salary is $1,000,000 beginning October 1, 2020, subject to annual increases, but not decreases, at the discretion of the Chief Executive Officer. Mr. Carter was also eligible to receive an annual bonus of $618,750 for the 2020 fiscal year, or in excess of such amount as determined by the Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors, based on, among other things, whether Mr. Carter achieved the goals established for him by the Chief Executive Officer and/or the Board of Directors. Beginning with fiscal year 2021, Mr. Carter is eligible to receive an annual bonus in the amount of up to 100% of his annual base salary in effect at the end of that fiscal year (or in excess of such amount, up to a maximum of 200% of his annual base salary in effect at the end of that fiscal year, as the Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate), prorated for any partial fiscal year during which Mr. Carter is employed by the Company based on the following criteria:

•

50% based on the Company’s performance for each such preceding two-year period equaling or exceeding the midpoint of the peer group companies’ (as defined in Mr. Carter’s employment agreement) reported percentage of Net Revenue and/or EBITDA growth based on the audited financial results; and

•

50% discretionary, based on, but not limited to, the following areas: (Strategic Initiatives, Human Capital Initiatives, including succession planning and execution, and Investor Relations Initiatives)

In connection with Mr. Carter’s appointment as President and Chief Operating Officer and continuation as Chief Financial Officer and entry into a new employment agreement with us, the Company on September 25, 2020, also granted Mr. Carter 37,500 time-vesting restricted stock units and 37,500 performance-based restricted stock units. The time-vesting restricted stock units will vest in equal annual installments for three years beginning on September 25, 2021 through 2023, subject to Mr. Carter’s continued employment with the Company at each vesting dates. The performance-based restricted stock units will vest in equal annual installments for three years beginning on September 25, 2021 through 2023, if the total shareholder return for each such preceding calendar year equals or exceeds the midpoint of the Company’s TSR Peer Group (as defined in the employment agreement).

In the event of Mr. Carter’s termination of employment by the Company for any reason other than for Cause (including Mr. Carter’s termination of employment in connection with a Change in Control (as such terms are defined in his employment agreement)) or due to Mr. Carter’s resignation with Good Reason (as defined in his employment agreement), subject to Mr. Carter’s execution and non-revocation of a release of claims in favor of the Company and Mr. Carter’s continued compliance with the restrictive covenants set forth in the Employment Agreement, Mr. Carter will be eligible to receive severance payments consisting of (i) an amount equal to 12-months his then-current annual base salary, payable in a lump sum within 60 days of such termination of employment, (ii) a prorated portion bonus based on (A) actual Company performance if such termination is by the Company for any reason other than for Cause, or (b) Mr. Carter’s target bonus opportunity if such termination is by Mr. Carter for Good Reason, and (iii) an additional lump sum payment equal to $20,800. The employment agreement also provides that if Mr. Carter’s employment is terminated due to his death or disability, Mr. Carter will be eligible to receive his earned but unpaid annual bonus for the year prior to the year of such termination, as well as payment of a prorated portion of his annual bonus for the year of such termination based on actual performance.

Under the terms of Mr. Carter’s previous employment agreement dated January 1, 2017, Mr. Carter’s base salary for 2020 was $850,000 and he was eligible to earn a targeted annual bonus of up to seventy-five percent (75%) of his annual base salary for 2020.

“Cause” is defined in Mr. Carter’s employment agreement as any of the following activities by Mr. Carter: (i) his conviction for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates; (ii) substantial repeated failure to perform material duties which are reasonably directed by the Chief Executive Officer or the Board of Directors and which are consistent with the terms of the employment agreement and position with the Company; (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other material breach by Mr. Carter of a material provision of the employment agreement, which is not cured within thirty (30) days after written notice thereof from the Company.

“Good Reason” is defined in Mr. Carter’s employment agreement as any of the following events: (i) a material reduction in Mr. Carter’s duties, responsibilities, authority, or position; (ii) a material breach by the Company of a material provision of the employment agreement, which has not been cured by the Company within thirty (30) days after Mr. Carter gives written notice of noncompliance to the Company; or (iii) any requirement that Mr. Carter relocate or maintain an office more than one hundred (100) miles from Dallas, Texas.

Timothy C. Busch

Mr. Busch is employed as President of Nexstar Broadcasting, Inc. under an employment agreement, which was amended on January 17, 2017. The term of the agreement expires on May 31, 2021. Mr. Busch has resigned effective June 1, 2021. Under the agreement, Mr. Busch’s base salary is $625,000 from January 17, 2017 through May 31, 2017, $650,000 from June 1, 2017 through May 31, 2018, $700,000 from June 1, 2018 through May 31, 2019, $725,000 from June 1, 2019 through May 31, 2020, and $750,000 thereafter. After the end of each of our fiscal year during the term of his employment agreement, Mr. Busch will be entitled to receive an annual bonus, in an amount, if any, up to seventy-five percent (75%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount as our Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which he is employed pursuant to the amended employment agreement, to be determined by our Chief Executive Officer based on, among other things, whether Mr. Busch has achieved the personal goals established by our Chief Executive Officer and/or the Board of Directors for such fiscal year. In the event of termination upon change of control or for reasons other than cause, if Mr. Busch resigns for good reason, or upon Mr. Busch’s termination by the Company or Mr. Busch for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Mr. Busch is eligible to receive his base salary for a period of one year, plus an additional $20,800.

“Cause” is defined in Mr. Busch’s employment agreement as any of the following activities by Mr. Busch: (i) his conviction for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform duties which are reasonably directed by the Chief Executive Officer or the Board of Directors and which are consistent with the terms of the employment agreement and position with the Company; (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other material breach by Mr. Busch of a material provision of the employment agreement, which is not cured within thirty (30) days after written notice thereof from the Company.

“Good Reason” is defined in Mr. Busch’s employment agreement as any of the following events: (i) a material reduction in Mr. Busch’s duties or position; or (ii) a material breach by the Company of a material provisions of the employment agreement which adversely affects Mr. Busch and which has not been cured by the breaching entity within thirty (30) days after Mr. Busch gives written notice of noncompliance to the Company.

Gregory R. Raifman

Mr. Raifman was employed as President of Nexstar Digital LLC under an employment agreement with Nexstar dated April 1, 2017. The term of the agreement expired on March 31, 2021. Under the agreement, Mr. Raifman’s base salary is $625,000 from April 1, 2017 to March 31, 2018, $650,000 from April 1, 2018 to March 31, 2019, $675,000 from April 1, 2019 to March 31, 2020, and $700,000 thereafter. After the end of each of our fiscal year during the term of this Agreement, Mr. Raifman was entitled to receive an annual bonus, in an amount, if any, up to one hundred percent (100%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount, as the CEO, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which he is employed by the Company pursuant to the agreement detailed above, to be determined by the CEO, with the approval of the Compensation Committee, based on, among other things, whether the Company achieved the budgeted revenue and profit goals and any specific non-financial goals for such fiscal year. Mr. Raifman’s employment agreement also includes a bonus matrix that specify his cash incentives based on the level of achievement of his financial and non-financial goals, as follows:

Financial Goals:	0-70% achievement	0% of bonus
	70.01-90% achievement	25% of bonus
	90.01-99.9% achievement	75% of bonus
	100-105% achievement	100% of bonus
	105.01-110% of achievement	125% of bonus
	110.01% or greater	150% of bonus

Non-Financial Goals:	Letter Grade of D	0% of bonus
	Letter Grade of C	25% of bonus
	Letter Grade of B	75% of bonus
	Letter Grade of A	100% of bonus
	Chairman's Award	150% of bonus

On March 31, 2021, Mr. Raifman’s employment agreement with the Company ended and was not renewed.

Dana Zimmer

Ms. Zimmer is employed as Executive Vice President, Chief Distribution and Strategy Officer under an employment agreement with Nexstar dated September 5, 2019. The term of the agreement expires on September 18, 2023 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Ms. Zimmer’s base salary is $700,000 from September 19, 2019 to September 18, 2020, $725,000 from September 19, 2020 to September 18, 2021, $750,000 from September 19, 2021 to September 18, 2022, and $775,000 thereafter. After the end of each of our fiscal year during the term of her employment agreement, Ms. Zimmer will be entitled to receive an annual bonus, in an amount, if any, up to one hundred percent (100%) of her annual base salary in effect at the end of that fiscal year (or in excess of such amount, as the Chief Executive Officer, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate), pro-rated for any partial fiscal year during which she is employed by the Company pursuant to the agreement detailed above, to be determined by the Chief Executive Officer, with the approval of the Compensation Committee, based on, among other things, whether the Company achieved the budgeted revenue and profit goals for such fiscal year. In the event of termination upon a change of control or for reasons other than cause, if Ms. Zimmer resigns for good reason, or upon Ms. Zimmer’s termination by the Company or Ms. Zimmer for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Ms. Zimmer is eligible to receive her base salary for a period of one year, plus an additional $20,800. The definitions of “Cause” and “Good Reason” in Ms. Zimmer’s employment agreement are the same as set forth in Mr. Busch’s employment agreement.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information that summarizes compensation for the years ended December 31, 2020, 2019 and 2018 for our Named Executive Officers.

SUMMARY COMPENSATION TABLE

	Year	Salary ($)	Bonus ($)	Stock Awards(3)(4) ($)	Option Awards ($)	All Other Compensation(6) ($)	Total ($)
Perry A. Sook	2020	$1,746,635	$3,500,000	$18,306,887	$—	$10,742	23,564,264
Chief Executive Officer and	2019	1,614,578	3,250,000	11,483,498	—	17,621	16,365,697
Director	2018	1,500,000	3,000,000	10,068,856	—	18,220	14,587,076
Thomas E. Carter	2020	862,694	618,750	7,729,516	—	18,777	9,229,737
President, Chief Operating Officer and	2019	797,562	1,200,000	2,529,568	—	19,591	4,546,721
Chief Financial Officer	2018	774,579	1,160,000	3,356,285	—	17,959	5,308,823
Timothy C. Busch(1)	2020	738,942	520,000	1,059,980	—	15,266	2,334,188
President, Broadcasting and	2019	723,471	1,000,000	2,023,655	—	12,522	3,759,648
Nexstar Media Inc.	2018	678,077	700,000	3,356,285	—	10,946	4,745,308
Gregory R. Raifman(2)	2020	693,077	700,000	794,985	—	15,466	2,203,528
President, Nexstar	2019	673,069	500,000	1,517,741	—	11,524	2,702,334
Digital LLC	2018	643,269	500,000	2,349,400	—	11,015	3,503,684
Dana Zimmer(5)	2020	706,250	725,000	529,990	—	8,978	1,970,218
Executive Vice President and	2019	203,995	197,534	975,127	—	363	1,377,019
Chief Distribution and Strategy Officer

(1)On June 1, 2021, Mr. Busch will retire from his position at Nexstar.

(2)	On March 31, 2021, Mr. Raifman’s employment agreement with the Company ended and was not renewed.
(3)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2020 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

(4)

In 2020, approximately 57% of the stock awards to Mr. Sook and 50% of the stock awards to each of Messrs. Carter, Busch and Raifman are in the form of performance-based restricted stock units. The grant date fair value of performance-based restricted stock units assumes the achievement of highest level of performance conditions. There is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold. For details on performance-based vesting conditions, refer to “2020 Grants of Plan-Based Awards” table below. The remaining 43% of the 2020 stock awards to Mr. Sook and the remaining 50% of the 2020 stock awards to each of Messrs. Carter, Busch and Raifman are time-based restricted stock units, which vest in annual installments over a three-year or a four-year period from the date of grant. All stock awards to Ms. Zimmer in 2020 are time-based restricted stock units, which vest in annual installments over a four-year period from the date of grant.

(5)	Ms. Zimmer was appointed as Executive Vice President and Chief Distribution and Strategy Officer of Nexstar in September 2019.

(6)	All Other Compensation consists of the following items:

	Year	Automobile Allowance(a) ($)	Life Insurance Premiums(b) ($)	Company Contributions to 401(k) Plans ($)	Miscellaneous(c) ($)	Total ($)
Perry A. Sook	2020	$4,961	$4,000	1,781	$—	$10,742
	2019	4,691	3,806	9,124	—	17,621
	2018	6,448	3,604	8,168	—	18,220
Thomas E. Carter	2020	9,000	1,227	8,550	—	18,777
	2019	9,000	2,191	8,400	—	19,591
	2018	9,000	2,416	6,543	—	17,959
Timothy C. Busch	2020	6,824	800	7,642	—	15,266
	2019	3,824	1,429	7,269	—	12,522
	2018	4,113	1,576	4,938	319	10,946
Gregory R. Raifman	2020	9,000	1,227	4,039	1,200	15,466
	2019	9,000	1,324	—	1,200	11,524
	2018	9,000	815	—	1,200	11,015
Dana Zimmer	2020	—	428	8,550	—	8,978
	2019	—	363	—	—	363

(a)	Represents either the automobile allowance paid to the individual or the value of their personal use of a Company-owned automobile.
(b)	Represents personal group life insurance premiums paid by the Company.
(c)	Includes moving costs for Mr. Busch and cellphone allowance for Mr. Raifman.

2020 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to each of our Named Executive Officers during the year ended December 31, 2020:

	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (Performance-Based) (#)	All Other Stock Awards: Number of Shares of Stock or Units (Time-Based) (#)	Grant Date Fair Value of Stock Awards ($)(1)
Perry A. Sook	1/15/2020	83,333	62,500	$18,306,887
Thomas E. Carter	4/10/2020	10,000	10,000	1,059,980
	9/25/2020	37,500	37,500	6,669,536
Timothy C. Busch	4/10/2020	10,000	10,000	1,059,980
Gregory R. Raifman	4/10/2020	7,500	7,500	794,985
Dana Zimmer	4/10/2020	—	10,000	529,990

(1)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2020 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

The restricted stock units awarded to Mr. Sook in 2020 were approximately 43% time-based and approximately 57% were performance-based. The restricted stock units granted to Messrs. Carter, Busch and Raifman in 2020 were 50% time-based and 50% were performance-based. The restricted stock units granted to Ms. Zimmer in 2020 were all time-based and vest annually over four years. All restricted stock units granted to our NEOs in 2020 vest in full immediately upon a Change in Control (as defined in the 2012, 2015 and 2019 Long-Term Incentive Plans). In all instances, there is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold.

Mr. Sook’s performance-based stock award in January 2020 may vest in full on January 15, 2022 if the total shareholder return of the Company is at or above the 65th percentile of the compensation peer group (as defined in Mr. Sook’s amended employment agreement) performance. The measurement period for Mr. Sook’s 2020 performance-based stock award is the last full trading day preceding December 25, 2019 through the last full trading day preceding December 25, 2021. If the performance metric is not achieved, the Compensation Committee may, in its sole discretion based on an analysis of all relevant factors, authorize the vesting of up to 90% of the stock award. The time-based stock awards granted to Mr. Sook in 2020 vest in annual installments over a three-year period from the date of grant, in line with the length of his employment agreement.

Mr. Carter’s performance-based stock award on April 10, 2020 may vest at an annual tranche over four years if the two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s EBITDA or net revenue exceeds the median growth rate of the compensation peer group. If neither metric equal or exceed the median of the peer group, then the executive will forfeit that particular tranche of the initial grant. The 2,500 restricted stock units scheduled to vest on April 10, 2021 under this performance-based award vested in full as the performance metric was met. The two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s EBITDA and net revenue for fiscal year 2020 exceeded the median growth rate of the compensation peer group by approximately 31% and 50%, respectively. The time-based stock awards granted to Mr. Carter in April 2020 vest in annual installments over a four-year period from the date of grant.

Mr. Carter’s performance-based restricted stock units granted on September 25, 2020 may vest at an annual tranche over three years, consistent with the length of his employment agreement, if the total shareholder return for each such preceding calendar year equals or exceeds the midpoint of the Company’s total shareholder return peer group (as defined in Mr. Carter’s employment agreement). If the total shareholder return does not equal or exceed the midpoint of the TSR Peer Group, then the executive will forfeit that particular tranche of the initial grant. The time-based stock awards granted to Mr. Carter in September 2020 vest in annual installments over a three-year period from the date of grant.

Mr. Busch’s performance-based stock award in April 2020 may vest at an annual tranche over four years if the growth rate of the Company’s broadcasting operations exceeds the peer group average as reported by a recognized independent reporting agency. If the metric does not equal or exceed the peer group average, then the executive will forfeit that particular tranche of the initial grant. The 2,500 restricted stock units scheduled to vest on April 10, 2021 under this performance-based award vested in full as the performance metric was met. The growth rate of the Company’s broadcasting operations for fiscal year 2020 exceeded the peer group average, as reported by a recognized independent reporting agency, by approximately 4%. The time-based stock awards granted to Mr. Busch in 2020 vest in annual installments over a four-year period from the date of grant. Mr. Busch will be resigning from his position at Nexstar effective June 1, 2021, thus, all unvested restricted stock units granted in 2020 and prior will be forfeited as of this date.

On March 31, 2021, Mr. Raifman’s employment agreement ended and was not renewed, thus, all unvested restricted stock units granted to Mr. Raifman during 2020 and prior were forfeited as of this date.

2020 OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth information as of December 31, 2020 concerning outstanding equity awards held by our Named Executive Officers listed in the Summary Compensation Table.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(2) ($)
Perry A. Sook	1,000,000		—	$9.60	9/11/2022	—		$—
	200,000		—	47.11	1/14/2025	—		—
	—		—	—	—	351,042	(3)	38,330,276
Thomas E. Carter	75,000		—	46.03	1/15/2024	—		—
	—		—	—	—	142,918	(4)	15,605,216
Timothy C. Busch	25,000	(8)	—	46.03	1/15/2024	—		—
	—		—	—	—	64,168	(5)	7,006,504
Gregory R. Raifman	—		—	—	—	50,418	(6)	5,505,141
Dana Zimmer	—		—	—	—	17,500	(7)	1,910,825

(1)	Stock options expire ten years from the date of grant.
(2)	Market value is the closing market price of Nexstar’s common stock as of December 31, 2020 of $109.19 multiplied by the number of restricted stock units that have not vested.
(3)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•

25,000 performance-based restricted stock units vested on March 25, 2021 (awarded on March 15, 2018), as the required performance metric was achieved. The two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s EBITDA and net revenue for fiscal year 2020 exceeded the median growth rate of the compensation peer group by approximately 31% and 50%, respectively.

•

83,334 performance-based restricted stock units vested on January 15, 2021 (awarded on January 15, 2019), as the required performance-based metric was achieved. The total shareholder return of the Company from the last full trading day preceding December 25, 2018 through the last full trading day preceding December 25, 2020 is at 79th percentile of the compensation peer group, greater than the minimum requirement of 65th percentile of the compensation peer group.

•

83,333 performance-based restricted stock units was awarded to Mr. Sook on January 15, 2020 and will vest in full on January 15, 2022, if certain performance-based metric was achieved. For additional information, refer to “2020 Grants of Plan-Based Awards” table above.

•	15,625, 20,833, 25,000 and 25,000 time-based restricted stock units vested on January 15, 2021, January 15, 2021, January 17, 2021 and March 15, 2021, respectively.
•	15,625 and 20,833 time-based restricted stock units will vest on January 15, 2022.
•	15,625 and 20,834 time-based restricted stock units will vest on January 15, 2023.
(4)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•

8,334, 3,125 and 2,500 performance-based restricted stock units vested on March 15, 2021 (awarded on March 15, 2018), March 20, 2021 (awarded on March 20, 2019) and April 10, 2021 (awarded on April 10, 2020), respectively, as the required performance metric was achieved. The two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s EBITDA and net revenue for fiscal year 2020 exceeded the median growth rate of the compensation peer group by approximately 31% and 50%, respectively. 3,125 performance-based restricted stock units will vest on each of March 20, 2022 and 2023 and 2,500 performance-based restricted stock units will vest on each of April 10, 2022, 2023 and 2024, if the same performance metric is achieved as of each vesting dates.

•

12,500 performance-based restricted stock units will vest on each of September 25, 2021, 2022 and 2023, if the total shareholder return for each respective preceding calendar year equals or exceeds the midpoint of the Company’s total shareholder return peer group (as defined in Mr. Carter’s employment agreement). These performance-based restricted stock units were awarded to Mr. Carter in September 2020. For additional information, refer to “2020 Grants of Plan-Based Awards” table above.

•	12,500, 8,334, 3,125 and 2,501 time-based restricted stock units vested on January 17, 2021, March 15, 2021, March 20, 2021 and April 10, 2021, respectively.
•	3,125 time-based restricted stock units will vest on each March 20, 2022 and 2023.
•	2,499, 2,501 and 2,499 time-based restricted stock units will vest on April 10, 2022, 2023 and 2024, respectively.
•	12,500 time-based restricted stock units will vest on each September 25, 2021, 2022 and 2023.
(5)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•

8,334, 2,500 and 2,500 performance-based restricted stock units vested on March 15, 2021, March 20, 2021 and April 10, 2021, respectively, as the required performance metric was achieved. The growth rate of the Company’s broadcasting operations for fiscal year 2020 exceeded the peer group average, as reported by a recognized independent reporting agency, by approximately 4%.

•	12,500, 8,334, 2,500 and 2,500 time-based restricted stock units vested on January 17, 2021, March 15, 2021, March 20, 2021 and April 10, 2021, respectively.
•	On June 1, 2021, Mr. Busch resigned from his position at Nexstar, thus, the remaining 25,000 unvested restricted stock units (performance-based and time-based) were forfeited as of this date.
(6)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•

5,834 and 1,875 performance-based restricted stock units vested on March 15, 2021 and March 20, 2021, respectively, as the required performance metric was achieved. For the fiscal year 2020, Nexstar Media Inc.’s digital division EBITDA was 154% higher than budget, exceeding the minimum requirement of 90% of EBITDA budget.

•	5,834 and 1,875 time-based restricted stock units vested on March 15, 2021 and March 20, 2021, respectively.
•

On March 31, 2021, Mr. Raifman’s employment agreement ended and was not renewed, thus, the remaining 35,000 unvested restricted stock units (performance-based and time-based) were forfeited as of this date.

(7)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•	2,500 restricted stock units will vest on each September 19, 2021, 2022 and 2023.
•	2,500 restricted stock units vested on April 10, 2021. Also, 2,500 restricted stock units will vest on each April 10, 2022, 2023 and 2024.
(8)	In March 2021, Mr. Busch exercised his entire 25,000 outstanding stock options.

2020 OPTION EXERCISES AND VESTED STOCK AWARDS

The following table sets forth information concerning option exercises and stock awards vested for each of our Named Executive Officers listed in the Summary Compensation Table during the year ended December 31, 2020:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting(2) ($)
Perry A. Sook	—	$—	90,625	$8,433,375
Thomas E. Carter	46,337	5,466,376	35,416	2,997,937
Timothy C. Busch	25,000	1,678,285	34,166	2,935,375
Gregory R. Raifman	—	—	20,208	1,130,231
Dana Zimmer	—	—	2,500	237,825

(1)

The “value realized on exercise” is calculated by determining the difference between the market price of the option award at exercise and the exercise price multiplied by the number of shares acquired on exercise.

(2)	The “value realized on vesting” is the market price of the restricted stock units at vesting multiplied by the number of shares acquired.

The number of Class A common stock shares acquired by Mr. Sook in 2020 from vesting of restricted stock units included 25,000 shares that are performance-based and 65,625 shares that are time-based. The number of Class A common stock shares acquired by Mr. Carter in 2020 from vesting of restricted stock units included 11,458 shares that are performance-based and 23,958 shares that are time-based. The performance-based metrics for both Mr. Sook and Mr. Carter were met. The two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s EBITDA and net revenue for fiscal year 2019 exceeded the median growth rate of the compensation peer group by approximately 2% and 2%, respectively.

The number of Class A common stock shares acquired by Mr. Busch in 2020 from vesting of restricted stock units included 10,833 shares that are performance-based and 23,333 shares that are time-based. The performance-based metrics for Mr. Busch was met. The growth rate of the Company’s broadcasting operations for fiscal 2019 exceeded the peer group average, as reported by a recognized independent reporting agency, by approximately 2%.

The 20,208 Class A common stock shares acquired by Mr. Raifman in 2020 from vesting of restricted stock units are all time-based. There were no performance-based restricted stock units vested for Mr. Raifman in 2020. The 2,500 Class A common stock shares acquired by Ms. Zimmer in 2020 from vesting of restricted stock units were all time-based.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our Named Executive Officers has entered into an employment agreement with the Company (see “Employment Agreements” in this Proxy Statement). Included in each employment agreement are provisions regarding termination of employment, including a change in control of the Company. The circumstances that would result in the payment of severance compensation and other benefits under the employment agreements are identical for each of our Named Executive Officers.

As defined in the employment agreements, there are three different circumstances that would result in the payment of severance compensation, each as defined or referenced in the employment agreements (see also “Employment Agreements” in this Proxy Statement), as follows: (1) a termination by the Company or the executive for any reason upon consolidation, merger or comparable transaction involving the Company; (2) termination by the Company for reasons other than cause; and (3) resignation by the Named Executive Officer with good reason.

In the event of termination for any of the above reasons, as defined in the employment agreements, each Named Executive Officer is eligible to receive his base salary for a period of one year (except for Mr. Sook who would receive two years base salary plus two years target bonus). In addition, upon a termination without Cause or due to the Named Executive Officer’s death or disability at any time following a Change in Control of the Company, all then-outstanding equity-based awards will immediately become vested and exercisable (as applicable) as of the date of the Named Executive Officer’s termination to the extent the Named Executive Officer’s outstanding equity-based awards do not automatically accelerate upon a Change in Control.

The following table sets forth potential payments to our Named Executive Officers under their employment agreements and pursuant to their equity award agreements, for various circumstances involving the termination of employment of our Named Executive Officers or change in control of the Company, assuming a December 31, 2020 termination date.

	Death or Disability ($)	Termination for any Reason Upon a Change in Control, Termination Without Cause / With Good Reason ($)	Termination With Cause / Without Good Reason ($)	Upon a Change in Control
Perry A. Sook
Cash	$—	$10,520,800	$—	$—
Restricted stock units(1)(2)	—	38,330,276	—	38,330,276
Thomas E. Carter
Cash	—	1,639,550	—	—
Restricted stock units(1)(2)	—	15,605,216	—	15,605,216
Timothy C. Busch
Cash	—	770,800	—	—
Restricted stock units(1)(2)(3)	—	7,006,504	—	7,006,504
Gregory R. Raifman
Cash	—	720,800	—	—
Restricted stock units(1)(2)(4)	—	5,505,141	—	5,505,141
Dana Zimmer
Cash	—	745,800	—	—
Restricted stock units(1)(2)	—	1,910,825	—	1,910,825

(1)	The value of accelerated equity vesting is based on the closing market price of $109.19 per share as of December 31, 2020.
(2)	Includes the total value with respect to the acceleration of unvested time-based and unvested performance-based restricted stock units.
(3)

Mr. Busch’s employment agreement will end on May 31, 2021 and he will resign from his position at Nexstar on June 1, 2021. Mr. Busch will not receive a termination cash payment other than the value of his unused vacation credits as of June 1, 2021. Mr. Busch receives his regular base salary during his employment at Nexstar through June 1, 2021. As of December 31, 2020, Mr. Busch had 64,168 total unvested restricted stock units (performance-based and time-based), of which 39,168 restricted stock units were vested from January through April 2021 upon reaching the awards’ scheduled vesting dates and the achievement of any required performance-based metric. The remaining 25,000 unvested restricted stock units will not accelerate and will be forfeited upon his termination of employment on June 1, 2021.

(4)

Mr. Raifman’s employment agreement ended on March 31, 2021 and was not renewed. Mr. Raifman did not receive a termination cash payment other than the value of his unused vacation credits as of March 31, 2021. Mr. Raifman also received his regular base salary during his employment at Nexstar through March 31, 2021. As of December 31, 2020, Mr. Raifman had 50,418 total unvested restricted stock units (performance-based and time-based), of which 15,418 restricted stock units vested in March 2021 upon reaching the awards’ scheduled vesting dates and the achievement of any required performance-based metric. The remaining 35,000 unvested restricted stock units did not accelerate and were forfeited upon termination of Mr. Raifman’s employment on March 31, 2021.

PAY RATIO DISCLOSURE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of our President and Chief Executive Officer for 2020:

•

The total annual compensation of the median employee identified at our Company, other than our Chief Executive Officer, was $59,240 using the definition of total annual compensation in accordance with Item 402(c)(2)(viii) under the Securities Act of 1933.

•

As indicated in the Summary Compensation Table above, our Chief Executive Officer’s annual total compensation was $23,564,264, using the same definition of total annual compensation we used to calculate the median employee’s total annual compensation.

•	The ratio of the annual total compensation of our president and Chief Executive Officer to the total annual compensation of our median employee was 398 to 1.

In order to identify the median employee for 2020, the following were considered:

•	We selected November 27, 2020 as the date on which to determine our median employee, which is a date within the last three months of 2020.
•	We included all 12,084 of our full-time, part-time and temporary workers employed on November 27, 2020 to determine our employee population, all located in the United States.
•

We identified the median employee on the basis of our employee population’s gross taxable compensation and wages, as compiled from our payroll records. No adjustments were applied for purposes of determining the median employee, such as employees who were only employed for only part of the year or on unpaid leave of absence at some point during the year. We selected base salary and base wages as base pay represents the principal form of compensation delivered to all of our employees and this information is readily available. We believe these pay components reasonably reflect the annual compensation of our employees.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE REPORT

The financial statements of Nexstar Media Group, Inc. (the “Company”) are prepared by management, which is responsible for their objectivity and integrity and their preparation in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with management the audited financial statements and management’s assessment of the effectiveness of internal controls of the Company for the year ended December 31, 2020.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm who audited the Company’s December 31, 2020 financial statements, the matters required to be discussed in Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard No. 16, “Communication with Audit Committees.” Additionally, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the provision of non-audit services to the Company by PwC is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of internal controls be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Geoff Armstrong, Chair
Dennis J. FitzSimons
Lisbeth McNabb

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

In addition to having retained PwC to audit the financial statements of Nexstar for the years ended December 31, 2020 and 2019 and review the financial statements included in Nexstar’s Quarterly Reports on Form 10‑Q during such years, Nexstar retained PwC to provide advice on tax compliance matters. A representative of PwC is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders. PWC has served as the Company’s independent registered public accounting firm since 1997. The aggregate fees, including expenses, billed for professional services incurred by Nexstar and rendered by PwC in the years ended December 31, 2020 and 2019 for these various services were:

Type of Fees	2020	2019
Audit Fees(1)	$3,530,000	$5,202,000
Audit Related Fees(2)	532,450	4,450
Tax Fees(3)	1,432,000	857,500
All Other Fees(4)	—	—
Total	$5,494,450	$6,063,950

(1)

“Audit Fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, including registration statements. The 2019 amount includes $700,000 fee related to carve out audit of KASW station that we sold to The E.W. Scripps Company in September 2019 in connection with our merger with Tribune. The E.W. Scripps Company reimbursed Nexstar for fees in full.

(2)

“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The 2020 amount is primarily related to audits of the Company’s employee benefit plans which are reimbursed to the Company by such benefit plans.

(3)	“Tax Fees” are fees billed for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” are fees billed for any professional services not included in the first three categories.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee pre-approves all services relating to PwC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In October 2017, our Board of Directors adopted a related party transactions policy. The Board of Directors is responsible for the review and, if appropriate, approval or ratification of “related-person transactions” involving us or our subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of our ordinary shares, and their immediate family members. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

All employees sign a conflict of interest statement annually, and we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related-party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our periodic filings as appropriate.

Under the NASDAQ Listing Standards, our independent Directors are Messrs. Armstrong, Grossman, Pompadur, Miller, Muse, FitzSimons and McMillen and Mses. McNabb and Aulestia. All of the committees of the Board of Directors are comprised solely of independent directors.

OTHER INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice and Proxy Statement for the Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Annual Report to Stockholders

Nexstar’s Annual Report to Stockholders for the year ended December 31, 2020, including Nexstar’s financial statements, management’s assessment of the effectiveness of internal controls and PricewaterhouseCoopers LLP’s report on the financial statements is being mailed with this Proxy Statement to each of Nexstar’s stockholders of record as of April 26, 2021. Exhibits will be provided at no charge to any stockholder upon written request to Nexstar Media Group, Inc., attention: Tom Carter, President, COO and CFO.

Stockholder Proposals for the 2022 Annual Meeting

Proposals of stockholders to be presented at the 2022 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on January 7, 2022 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Elizabeth Ryder, Secretary, Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062.

In addition, our By-laws require that we be given advance notice of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8), including stockholder nominations for the election to the Board of Directors. Such proposals and nominations for the 2022 Annual Meeting, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to our executive offices, and received no earlier than February 9, 2022 and no later than March 11, 2022. In the event that the 2022 Annual Meeting is held before May 10, 2022 or after September 7, 2022, notice to be timely must be so delivered not earlier than the 120th day prior to such 2022 Annual Meeting and not later than the later of the 90th day prior to such 2022 Annual Meeting and the 10th day following the day on which the public announcement of the meeting date is made. Our By-laws require that such notice contain certain additional information. Copies of the By-laws can be obtained without charge by writing our Corporate Secretary at the address shown on the cover of this Proxy Statement.

Cost of Proxy Solicitation and Annual Meeting

The cost of the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, certain of our officers and employees, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of Common Stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062, Attention: Tom Carter, President, Chief Operating Officer and Chief Financial Officer, (972) 373-8800. If any stockholder wants to receive separate copies of the Annual Report and Proxy Statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and telephone number.

Stockholder Communications

The Company has adopted a procedure by which stockholders may send communications, as defined within Item 407(f) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors in care of Elizabeth Ryder, Secretary, Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062. Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the full Board of Directors.

By Order of the Board of Directors,

/s/Elizabeth Ryder

Elizabeth Ryder
Secretary

April 28, 2021

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 PROXY VOTING INSTRUCTIONS If voting by mail, please detach along perforated line and mail in the envelope provided. x COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/13194/ ANNUAL MEETING OF SHAREHOLDERS OF June 9, 2021 1. To elect the following nominees as Class III members of the Board of Directors (except as marked below), for a term of three years. O Perry A. Sook O Geoffrey D. Armstrong O Jay M. Grossman FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1), (2) AND (3). PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 20330300000000000000 3 060921 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. Approval, by an advisory vote, of executive compensation. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. FOR AGAINST ABSTAIN INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING - The Company will be hosting the meeting live via the Internet. On the day of the meeting, please visit https://web.lumiagm.com/216457180 (password: nexstar2021) and be sure to have your control number available. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect the following nominees as Class III members of the Board of Directors (except as marked below), for a term of three years. O Perry A. Sook O Geoffrey D. Armstrong O Jay M. Grossman 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. Approval, by an advisory vote, of executive compensation. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1), (2) AND (3). PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20330300000000000000 3 060921 ANNUAL MEETING OF STOCKHOLDERS OF June 9, 2021 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/13194/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

1 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 COMMENTS: NEXSTAR MEDIA GROUP, INC. 2021 Annual Meeting of Stockholders This Proxy is solicited on behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Perry A. Sook, Elizabeth Ryder and Thomas E. Carter, and each of them, each with the power to appoint his or her substitute, as proxy or proxies to represent and to vote, as designated on the reverse side, all shares of common stock of Nexstar Media Group, Inc. (the “Company”) which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Central Daylight Time, on Wednesday, June 9, 2021 via live audio webcast at https://web.lumiagm.com/216457180, or at any adjournment(s) or postponement(s) thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS AS DISCLOSED IN THE PROXY STATEMENT. (Continued and to be signed on the reverse side) 1.1